UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Logitech International S.A.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LOGITECH INTERNATIONAL S.A.

INVITATION AND PROXY STATEMENT

FOR THE

2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS

July 29, 2008

To our shareholders:

     You are cordially invited to attend Logitech’s 2008 Annual General Meeting. The meeting will be held on Wednesday, September 10, 2008 at 10:30 a.m. at the Palais De Beaulieu, Rome Room, in Lausanne, Switzerland.

     Enclosed is the Invitation and Proxy Statement for the meeting, which includes an agenda and discussion of the items to be voted on at the meeting, information on how you can exercise your voting rights, information concerning Logitech’s compensation of its Board members and executive officers and other relevant information.

     Whether or not you plan to attend the Annual General Meeting, your vote is important.

     Thank you for your continued support of Logitech.

GUERRINO DE LUCA Chairman of the Board

LOGITECH INTERNATIONAL S.A.

Invitation to the Annual General Meeting
Wednesday, September 10, 2008
10:30 a.m. (registration starts at 9:30 a.m.)
Palais de Beaulieu – Lausanne, Switzerland

*****

AGENDA

A.	Reports

Report on Operations for the fiscal year ended March 31, 2008

B.	Proposals

	1.	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2008

	2.	Appropriation of retained earnings without payment of a dividend

	3.	Decrease of conditional capital for employee equity incentive plans

	4.	Increase of shares available for issuance under Employee Share Purchase Plans

	5.	Authorization of conditional capital for future convertible bond issuance

	6.	Approval of the Logitech Management Performance Bonus Plan

	7.	Release of the Board of Directors for activities during fiscal year 2008

	8.	Elections to the Board of Directors

		8.1.	Election of Gerald Quindlen

		8.2.	Election of Richard Laube

		8.3.	Re-election of Matthew Bousquette

	9.	Re-election of PricewaterhouseCoopers S.A. as auditors

Apples, Switzerland, July 29, 2008

The Board of Directors

QUESTIONS AND ANSWERS ABOUT THE LOGITECH
2008 ANNUAL GENERAL MEETING

GENERAL INFORMATION FOR ALL SHAREHOLDERS

Why am I receiving this “Invitation and Proxy Statement”?

     This document is designed to comply with both Swiss corporate law and U.S. proxy statement rules. Logitech became subject to the U.S. proxy statement rules effective April 1, 2008. Outside of the U.S. and Canada this Invitation and Proxy Statement will be delivered to registered shareholders with certain portions translated into French and German. We made copies of this Invitation and Proxy Statement available to shareholders beginning on July 29, 2008.

Who is entitled to vote at the meeting?

     Shareholders registered in the Share Register of Logitech International S.A. (including in the sub-register maintained by Logitech’s U.S. transfer agent, The Bank of New York Mellon Corporation) on Friday, September 5, 2008 have the right to vote. No shareholders will be entered in the Share Register between September 8, 2008 and the day following the meeting. As of June 30, 2008 there were 123,462,108 shares registered and entitled to vote out of a total of 178,687,306 Logitech shares outstanding. The actual number of registered shares that will be entitled to vote at the meeting will vary depending on how many more shares are registered, or deregistered, between June 30, 2008 and September 5, 2008.

     For information on the criteria for the determination of the U.S. and Canadian “street name” beneficial owners who may vote with respect to the meeting, please refer to “Further Information for U.S. and Canadian “Street Name” Beneficial Owners”, below.

Who is a registered shareholder?

     If your shares are registered directly in your name with us in the Share Register of Logitech International S.A., or in our sub-register maintained by our U.S. transfer agent, The Bank of New York Mellon Corporation, you are considered a registered shareholder, and this Invitation and Proxy Statement and related materials are being sent to you directly by Logitech.

Who is a beneficial owner with shares registered in the name of a custodian, or “street name” owner?

     Shareholders that have not requested registration on our Share Register directly, and hold shares through a broker, trustee or nominee or other similar organization that is a registered shareholder, are beneficial owners of shares registered in the name of a custodian. If you hold your Logitech shares through a U.S. or Canadian broker, trustee or nominee or other similar organization (also called holding in “street name”), which is the typical practice of our shareholders in the U.S. and Canada, the organization holding your account is considered the registered shareholder for purposes of voting at the meeting, and this Invitation and Proxy Statement and related materials are being sent or made available to you by them. You have the right to direct that organization on how to vote the shares held in your account.

Why is it important for me to vote?

     Logitech is a public company and key decisions can only be made by shareholders. Whether or not you plan to attend, your vote is important so that your shares are represented.

How many registered shares must be present or represented to conduct business at the meeting?

     There is no quorum requirement for the meeting. Under Swiss law, public companies do not have specific quorum requirements for shareholder meetings, and our Articles of Incorporation do not otherwise provide for a quorum requirement.

Where are Logitech’s principal executive offices?

     Logitech’s principal executive office in Switzerland is at Moulin du Choc D, 1122 Romanel-sur-Morges, Switzerland, and our principal executive office in the United States is at 6505 Kaiser Drive, Fremont, California 94555. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +510-795-8500.

How can I obtain Logitech’s annual report and other annual reporting materials?

     A copy of our 2008 Annual Report to Shareholders, this Invitation and Proxy Statement and our Annual Report on Form 10-K for fiscal year 2008 filed with the U.S. Securities and Exchange Commission are available on our website at http://ir.logitech.com. Shareholders also may request free copies of these materials at our principal executive offices in Switzerland or the United States, at the addresses and phone numbers above.

Where can I find the voting results of the meeting?

     We intend to announce voting results at the meeting and issue a press release promptly after the meeting. We will also post results on our website at http://ir.logitech.com and in our quarterly report for the fiscal quarter ending September 30, 2008.

If I am not a registered shareholder, can I attend and vote at the meeting?

     You may not attend the meeting and vote your shares in person at the meeting unless you either become a registered shareholder by September 5, 2008 or you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. If you hold your shares through a non-U.S. or non-Canadian broker, trustee or nominee, you may become a registered shareholder by contacting our Share Registrar at our principal executive offices in Switzerland, at the above address, and following their registration instructions or, in certain countries, by requesting registration through the bank or brokerage through which you hold your shares. If you hold your shares through a U.S. or Canadian broker, trustee or nominee, you may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions.

FURTHER INFORMATION FOR REGISTERED SHAREHOLDERS

How can I vote if I do not plan to attend the meeting?

     If you do not plan to attend the meeting you may mark the applicable box under Option 3 on the enclosed Response Coupon to appoint either Logitech or the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Response Coupon and sign, date and promptly mail your completed Response Coupon using the appropriate enclosed postage paid envelope. If you sign and return the Response Coupon but do not provide voting instructions for some or all agenda items, your voting rights will be exercised in favor of the Proposals of the Board of Directors (the “Board”). Please refer to the Response Coupon for more instructions.

How can I attend the meeting?

     If you wish to attend the meeting, please mark Option 1 on the Response Coupon, and send the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by September 2, 2008. We will send an admission card for the meeting to you. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of September 5, 2008, you may attend the meeting by presenting proof of identification at the meeting.

Can I have another person represent me at the meeting?

     Yes. If you would like someone other than either Logitech or the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon and provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by September 2, 2008. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear Logitech will send the admission card to you, and you must forward it to your representative.

Can I sell my shares before the meeting if I have voted?

     Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s share registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the share register closes on Friday, September 5, 2008 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

If I vote by proxy using the Response Coupon, can I change my vote after I have voted?

     You may change your vote at any time before the final vote at the meeting. You may revoke your vote by requesting a new Response Coupon from us, and we will cancel your prior Response Coupon. If you wish to vote again you may complete the new Response Coupon and return it to us, or you may attend the meeting and vote in person. However, your attendance at the meeting will not automatically revoke your Response Coupon unless you vote again at the meeting or specifically request in writing that your prior Response Coupon be revoked.

If I vote by proxy using the Response Coupon, what happens if I do not give specific voting instructions?

     If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, your voting rights will be exercised in favor of the Proposals of the Board of Directors. In addition, if you provide discretionary voting instructions in the Response Coupon, and other matters are properly presented for voting at the meeting, your voting rights will be exercised in favor of the recommendations of the Board of Directors at the meeting on such matters.

     In addition, if your shares are represented at the meeting by an institution subject to the Swiss Federal Law on Banks and Savings Institutions, or by a professional asset manager subject to Swiss jurisdiction, and if you do not provide the institution or asset manager with general or specific voting instructions, the institution or asset manager will be obliged under Swiss law to exercise the voting rights of your shares in the manner recommended by the Board of Directors.

Who can I contact if I have questions?

     If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at investorrelations@logitech.com.

FURTHER INFORMATION FOR U.S. OR CANADIAN “STREET NAME” BENEFICIAL OWNERS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

     Pursuant to new rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet to beneficial owners holding their shares in “street name” through a U.S. or Canadian broker, trustee or nominee. Accordingly, such brokers, trustees or nominees are forwarding a Notice of Internet Availability of Proxy Materials (the “Notice”) to such beneficial owners. All such shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, beneficial owners holding their shares in street name through a U.S. or Canadian broker, trustee or nominee may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

     The Notice will provide you with instructions regarding how to:

  View our proxy materials for the meeting on the Internet; and

  Instruct us to send our future proxy materials to you electronically by email.

     Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may provide voting instructions for the meeting?

     For purposes of U.S. or Canadian beneficial shareholder voting, shareholders holding shares through a U.S. or Canadian broker, trustee or nominee organization on July 23, 2008 may direct the organization on how to vote. Logitech has made arrangements with a service company to U.S. and Canadian brokers, trustees and nominee organizations for that service company to provide a reconciliation of share positions of U.S. and Canadian “street name” beneficial owners between July 23, 2008 and August 28, 2008, which Logitech determined is the last practicable date before the meeting for such a reconciliation. These arrangements are intended to result in the following adjustments: If a U.S. or Canadian “street name” beneficial owner as of July 23, 2008 votes but subsequently sells their shares before August 28, 2008, their votes will be cancelled. A U.S. or Canadian “street name” beneficial owner as of July 23, 2008 that has voted and subsequently increases or decreases their shareholdings but remains a beneficial owner as of August 28, 2008 will have their votes increased or decreased to reflect their shareholdings as of August 28, 2008.

     If you acquire Logitech shares in “street name” after July 23, 2008 through a U.S. or Canadian broker, trustee or nominee, and wish to vote at the meeting or provide voting instructions by proxy, you must become a registered shareholder. You may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions. In order to allow adequate time for registration, for proxy materials to be sent to you, and for your voting instructions to be returned to us before the meeting, please begin the registration process as far before September 5, 2008 as possible.

If I am U.S. or Canadian “street name” beneficial owner, how do I vote?

     If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the meeting, you must obtain a valid proxy from the organization that holds your shares.

     If you do not wish to vote in person, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

     If you are a beneficial owner of shares held in “street name” in the United States or Canada and do not provide your broker, trustee or nominee with specific voting instructions, then under the rules of various national and regional securities exchanges, your broker, trustee or nominee may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on such matter and will not be considered votes cast on the applicable Proposal. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice. We believe the following Proposals will be considered non-routine: Proposal 2 (Appropriation of retained earnings without payment of a dividend), Proposal 4 (Increase of shares available for issuance under Employee Share Purchase Plans) and Proposal 5 (Authorization of conditional capital for future convertible bond issuance). All other Proposals involve matters that we believe will be considered routine. Any “broker non-votes” on any Proposals will not be considered votes cast on the Proposal.

What is the deadline for delivering my voting instructions?

     If you hold your shares through a U.S. or Canadian bank or brokerage or other custodian you have until 11:59 pm (U.S. Eastern Daylight Time) on September 8, 2008 to deliver your voting instructions.

Can I change my vote after I have voted?

     You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person, if you have a “legal proxy” that allows you to attend the meeting and vote. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

FURTHER INFORMATION FOR SHAREHOLDERS WITH SHARES REGISTERED THROUGH A BANK OR BROKERAGE AS CUSTODIAN (OUTSIDE THE U.S. OR CANADA)

How do I vote by proxy if my shares are registered through my bank or brokerage as custodian?

     Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. If you did not receive such instructions you must contact your bank or brokerage for their voting instructions.

What is the deadline for delivering my voting instructions if my Logitech shares are registered through my bank or brokerage as custodian?

     Banks and brokerages typically set deadlines for receiving instructions from their account holders. Outside of the U.S. and Canada, this deadline is two to three days before the deadline of the company holding the general meeting. This is so that the custodians can collect the voting instructions and pass them onto the company holding the meeting. If you hold Logitech shares through a bank or brokerage outside the U.S. or Canada please check with your bank or brokerage for their specific voting deadline and submit your voting instructions to them as far before the meeting date as possible.

OTHER MEETING INFORMATION

Further Information for Depositary representatives

     Institutions subject to the Swiss Federal Law on Banks and Savings Banks, as well as professional asset managers, are obliged to inform Logitech of the number and par value of the registered shares they represent.

Meeting Proposals

     There are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual General Meeting. If other matters are properly presented for voting at the meeting, and you have provided discretionary voting instructions in the Response Coupon or your voting instruction card, your shares will be voted in accordance with the recommendations of the Board of Directors at the meeting on such matters.

Proxy Solicitation

     We will bear the expense of soliciting proxies, and we have retained Georgeson Inc. to solicit proxies for a fee of $15,000 plus a reasonable amount to cover expenses. Certain of our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise, or we may ask our proxy solicitor to solicit votes and proxies on our behalf by telephone for a fee of $5.00 per phone call, plus reasonable expenses. In the United States we are required to request that brokers and nominees who hold shares in their names furnish our proxy material to the beneficial owners of the shares, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain U.S. statutory fee schedules.

Tabulation of Votes

     Representatives of at least two Swiss banks will serve as scrutineers of the vote tabulations at the meeting. As is typical for Swiss companies, our Share Registrar will tabulate the voting instructions of registered shareholders that are provided in advance of the meeting.

Shareholder Proposals and Nominees

Shareholder Proposals for 2008 Annual General Meeting

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders. Any such proposal must be included by the Board in our materials for the meeting. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. The deadline to receive proposals for the agenda for the September 10, 2008 Annual General Meeting was July 11, 2008. However, under Swiss law registered shareholders, or persons holding a valid proxy from a registered shareholder, may propose alternatives to items on the 2008 Annual General Meeting agenda before or at the meeting.

Shareholder Proposals for 2009 Annual General Meeting

     A registered shareholder that satisfies the minimum shareholding requirements in the Company’s Articles of Incorporation may demand that an item be placed on the agenda for our 2009 meeting of shareholders by delivering a written request describing the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than July 2, 2009. In addition, if you are a registered shareholder and satisfy the shareholding requirements under Rule 14a-8 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), you may submit a proposal for consideration by the Board of Directors for inclusion in the 2009 Annual General Meeting agenda by delivering a request and a description of the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than May 2, 2009. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials under U.S. securities laws. Under the Company’s Articles of Incorporation only registered shareholders are recognized as Logitech shareholders. As a result, if you are not a registered shareholder you may not make proposals for the 2009 Annual General Meeting.

Nominations of Director Candidates

     Nominations of director candidates by registered shareholders must follow the rules for shareholder proposals above.

Provisions of Articles of Incorporation

     The relevant provisions of our Articles of Incorporation regarding the right of one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs to demand that an item be placed on the agenda of a meeting of shareholders are available on our website at http://ir.logitech.com. You may also contact the Secretary of Logitech at our principal executive office in either Switzerland or the United States to request a copy of the relevant provisions of our Articles of Incorporation.

AGENDA PROPOSALS AND EXPLANATIONS

A. REPORTS

Report on Operations for the Fiscal Year Ended March 31, 2008

     Senior management of Logitech International S.A. will provide the Annual General Meeting with a presentation and report on operations of the Company for fiscal year 2008.

B. PROPOSALS

Proposal 1

Approval of the Annual Report, the Compensation Report, the Consolidated Financial Statements and the Statutory Financial Statements of Logitech International S.A. for Fiscal Year 2008

Proposal

     The Board of Directors proposes that the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2008 be approved.

Explanation

     The Logitech consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2008 are contained in Logitech’s Annual Report which was distributed to all registered shareholders with this Invitation and Proxy Statement. The Annual Report also contains the report of Logitech’s auditors, the report of the statutory auditors and additional information on the Company’s business, organization and strategy, and information relating to corporate governance as required by the SWX Swiss Exchange directive on corporate governance. The Compensation Report is included in this Invitation and Proxy Statement. Copies of the Annual Report and the Invitation and Proxy Statement are available on the Internet at ir.logitech.com.

     Under Swiss law the annual report and financial statements of Swiss companies must be submitted to shareholders for approval or disapproval at each annual general meeting. The submission of the compensation report to a vote of shareholders as part of the approval of the annual report is a suggested best practice under applicable Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. The Board of Directors is submitting the Compensation Report to shareholders with the Annual Report and financial statements in light of these best practice recommendations.

     In the event of a negative vote on this proposal by shareholders the Board of Directors will call an extraordinary general meeting of shareholders for re-consideration of this proposal by shareholders. Approval of this proposal does not constitute approval or disapproval of any of the individual matters referred to in the Annual Report, the Compensation Report, or the consolidated or statutory financial statements for fiscal year 2008.

     PricewaterhouseCoopers S.A., as Logitech consolidated and statutory auditors, issued an unqualified recommendation to the Annual General Meeting that the Logitech consolidated and Logitech International S.A. financial statements be approved. As Logitech auditors PricewaterhouseCoopers S.A. confirm that the “consolidated financial statements give a true and fair view of the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America and comply with Swiss law.” As statutory auditors, PricewaterhouseCoopers S.A. express their opinion that “the accounting records and financial statements and the proposed appropriation of available earnings comply with Swiss law and the company’s articles of incorporation.”

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2008.

Proposal 2

Appropriation of Retained Earnings Without Payment of a Dividend

Proposal

     The Board of Directors proposes that no dividend be distributed with respect to retained earnings for fiscal year 2008 and that CHF 316,586,000 (US $310,570,866 based on exchange rates on June 30, 2008) of retained earnings be carried forward.

(all numbers in thousands)

Retained earnings at beginning of fiscal year 2008	CHF	378,300
Appropriation of retained earnings resolved by
the 2007 Annual General Meeting- Dividend	CHF	—
Attribution to reserve for treasury shares	CHF	(127,866)
Net income for fiscal year 2008	CHF	66,152

Retained earnings at the disposal of the Annual
General Meeting at the end of fiscal year 2008	CHF	316,586

Explanation

     Under Swiss law the use of retained earnings must be submitted to shareholders for approval or disapproval at each annual general meeting. The retained earnings at the disposal of Logitech shareholders at the 2008 Annual General Meeting are the earnings of Logitech International S.A., the Logitech parent holding company.

     The Board of Directors continues to believe that it is in the best interests of Logitech and its shareholders to retain Logitech’s earnings for future investment in the growth of Logitech’s business, for share repurchases, and for the possible acquisition of other companies or lines of business. Accordingly, the Board is proposing that no dividend be paid to shareholders and all retained earnings at the disposal of the Annual General Meeting be carried forward.

     In the event of a negative vote on this proposal by shareholders, the Board of Directors will take the vote of the shareholders into consideration, and call an extraordinary general meeting of shareholders for re-consideration by shareholders of this proposal or a revised proposal.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the appropriation of retained earnings without the payment of a dividend.

Proposal 3

Decrease of Conditional Capital for Employee Equity Incentive Plans

Proposal

     The Board of Directors proposes that the shareholders approve an amendment to the Articles of Incorporation to decrease the amount of conditional capital reserved for potential issuance on the exercise of rights granted under the Company’s employee equity incentive plans from the current CHF 15,165,465 representing 60,661,860 shares to CHF 6,250,000 representing 25,000,000 shares.

Explanation

     Under Swiss corporate law the total nominal par value of the shares authorized by shareholders for future issuance on the conversion or exercise of derivative securities issued by a company is referred to as conditional share capital. A Swiss company must have sufficient shares available, either through conditional capital, treasury shares, or a combination of the two, to cover any conversion rights under derivative securities at the time the securities are issued.

     Logitech currently has conditional share capital in an amount representing 60,661,860 shares to cover share issuances under our employee equity incentive plans. The Board of Directors has determined that this large amount of conditional capital to cover employee equity incentives is not necessary, and can be significantly reduced without impacting the ability of the Company to maintain employee equity incentive plans in order to help attract, retain and motivate the high level of employees and executives necessary to continue to grow Logitech’s business. The Board has determined that it is in the best interests of shareholders to significantly reduce the current conditional capital. The proposed reduction will limit the potential dilution to shareholders from employee equity incentive plans.

     The Company has not issued any shares from this conditional capital since 2000. Instead, Logitech has used shares held in treasury from its share repurchase programs to cover its issuance obligations under employee equity incentives grants. It expects to continue to do so. However, the Board believes it is important to retain an amount of conditional capital sufficient to at least cover outstanding employee equity incentives, plus some margin for future grants, in order to provide the flexibility for the Company’s treasury shares to be used as potential consideration in any future acquisitions.

     As of June 30, 2008 there were approximately 17.03 million Logitech stock options outstanding issued to employees under our 1996 Stock Plan and our 2006 Stock Incentive Plan, and approximately 8.22 million shares remaining for issuance under our 2006 Stock Incentive Plan. In addition, there were approximately 0.94 million shares remaining for purchase under our Employee Share Purchase Plans, with approximately 0.66 million shares expected to be remaining for purchase by the September 2008 Annual General Meeting. If the proposal to increase the number of shares available for issuance under the ESPPs by 4 million shares in Proposal 4 below is approved by shareholders, there will be approximately 4.94 million shares available for issuance under the ESPPs. The total amount of shares that may be issued under the Company’s employee equity incentive plans is set out in the following table:

(as of June 30, 2008)
Outstanding stock options under 1996 Stock Plan and 2006 Stock Incentive Plan	17.03 million
Shares available for grant under the 2006 Stock Incentive Plan	8.22 million
Shares available for purchase under Employee Share Purchase Plans	0.94 million
New shares if ESPP increase Proposal is approved	4.00 million
Maximum shares outstanding or available for grant under employee equity incentive plans	30.19 million

     Although the theoretical maximum number of shares that may be issued under the Company’s employee equity incentive plans is greater than 25 million, the Board does not reasonably expect the actual number of shares subject to outstanding employee equity incentives to be greater than 25 million, based on the Company’s current business and expectations. This is because the number of previously-issued equity incentive grants is reduced over time through employee exercises, forfeitures or expirations, with new grants adding to the number of outstanding equity incentives. As a result, the amount of conditional capital for potential issuances under employee equity incentive plans may be reduced as proposed.

     If this proposal to reduce the conditional capital for employee equity incentive plans is approved the title of Title VII of the Company’s Articles of Incorporation will be amended and the current Article 26 will be amended and re-numbered as Article 25, as follows:

Current version	Proposed new version (changes in italics)
Title VII	Title VII
Authorized and Conditional Capital	Conditional Capital

Article 26
By the exercise of share option or other rights granted to certain employees, officers and directors of the group according to the group’s employee equity incentive plans, the share capital of the Company may be increased at most by CHF 15,165,465 (fifteen million one hundred sixty-five thousand four hundred sixty-five Swiss Francs) by way of the issue of 60,661,860 (sixty million six hundred sixty-one thousand eight hundred sixty) registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each.

Article 25
By the exercise of share option or other rights granted to certain employees, officers and directors of the group according to the group’s employee equity incentive plans, the share capital of the Company may be increased at most by CHF 6,250,000 (six million two hundred fifty thousand Swiss Francs) by way of the issue of 25,000,000 (twenty-five million) registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each.

Article 26 para. 2 The shareholders’ preferential subscription rights shall be eliminated for such new shares.	Article 25 para. 2 Same

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the amendment of the Company’s Articles of Incorporation to decrease the conditional capital for employee equity incentive plans as proposed.

Proposal 4

Increase to the Number of Shares Available for Issuance under Employee Share Purchase Plans

Proposal

     The Board of Directors proposes that an additional total of 4,000,000 shares be authorized for issuance under the Company’s 1996 Employee Share Purchase Plan (U.S.) and the 2006 Employee Share Purchase Plan (Non-U.S.).

Explanation

     Logitech’s Employee Share Purchase Plans encourage share ownership by employees and align the interests of employees and shareholders. The Board believes that the continued ability to offer this program is important to attract, motivate and retain the employee talent needed for Logitech’s success.

     The 1996 Employee Share Purchase Plan (U.S.) (“1996 Plan”) and the 2006 Employee Share Purchase Plan (Non-U.S.) (“2006 Plan”, and together with the 1996 Plan, the “ESPPs”) offer eligible employees the opportunity to acquire Logitech shares through periodic payroll deductions that are applied toward the purchase of shares, at a discount from the current market price. The primary purpose of these plans is to provide employees with the opportunity to acquire an ownership stake in Logitech. Copies of the 1996 ESPP and the 2006 ESPP are available as exhibits to our Form S-8 POS filed with the Securities and Exchange Commission on February 2, 2007, available at http://www.sec.gov.

     We estimate that at the time of our 2008 Annual General Meeting, we will have approximately 660,000 shares remaining for issuance under the ESPPs of the 12,000,000 previously authorized by shareholders. We estimate that we will sell almost all of the remaining available shares by the 2009 Annual General Meeting. If sales under the ESPPs increase above our estimates the current pool of ESPP shares will be exhausted before the 2009 Annual General Meeting. As a result, the Board is seeking shareholder approval to increase the number of shares available under the ESPPs at the 2008 Annual General Meeting. The increase of 4 million shares should provide sufficient shares to meet expected sales under the ESPPs over the next five to six years. The table below sets out the shares currently available under the ESPPs and if this proposal is approved.

Stock Purchase Plan Share Reservation
Maximum shares available under the ESPPs	12.00 million
Estimated shares purchased from 1996 through September 2008	(11.34 million	)
Estimated shares available under the ESPPs as of September 2008	0.66 million
New shares if increase Proposal is approved	4.00 million
Maximum shares available for issuance under the ESPPs	4.66 million

Background on Share Purchase Plans at Logitech

     The 1996 Plan was adopted by the Board of Directors on April 24, 1996 as a worldwide Employee Share Purchase Plan and was last approved by Logitech’s shareholders on June 27, 2002. The 1996 Plan was split into one plan for employees based in the United States and another plan for employees based outside of the United States by action of the Board of Directors on June 15, 2006.

     Employees have been participating in our share purchase plans for more than 12 years. Participation is voluntary and participating employees make contributions through payroll deductions. In the offering period ended January 31, 2008 more than 71% of Logitech’s eligible employees participated (approximately 1,725 out of 2,420 eligible employees). A direct result of this high participation level is an increase in broad-based ownership, with 99.3% of the shares issued going to non-executive officers in the last two offering periods.

     Under the ESPPs employees may purchase shares twice a year at the end of each six-month offering period. The purchase price is 85% of the market value of Logitech shares on the first day of the six-month offering period or 85% of the market value of the shares on the last day of the offering period if that value is lower. Employees are able to contribute up to 10% of their annual salary, up to a $25,000 per year limit calculated in accordance with U.S. tax rules. The majority of companies with which we compete for talent in the United States offer share purchase programs to their employees. Outside of the United States we believe our share purchase plan helps set us apart from other companies with which we compete for talent, because we believe that share purchase plans similar to ours are not as common as they are in the United States.

     In fiscal year 2008, 538,411 shares (462,845 in fiscal year 2007 and 585,824 in fiscal year 2006) were issued from the ESPPs, resulting in an annual dilution cost of 0.30% (0.25% in fiscal year 2007 and 0.33% in fiscal year 2006). Annual dilution equals shares issued divided by the average shares outstanding in the applicable fiscal year. We expect the approval of an additional 4 million shares under the ESPPs, when combined with the remaining shares under the ESPPs as of September 2008, to result in an approximate 2.6% dilution over the life of the plans.

Key Terms

     Only the number of shares available for issuance under the ESPPs will change if this proposal is approved by shareholders. All other terms of the ESPPs will remain unchanged. For convenience, the key terms of the ESPPs are summarized below.

Eligibility

     Employees of certain of Logitech’s subsidiaries are eligible to participate in the ESPPs. The subsidiaries whose employees are entitled to participate may be changed from time to time by Logitech. Employees of Logitech who regularly work 20 hours or more per week and five months or more per year, subject to applicable law, are eligible to participate in the ESPPs. Logitech may establish administrative rules requiring that employees deliver subscriptions for shares some minimum period (currently, 7 days) before an enrollment period begins. As of June 30, 2008, approximately 2,535 employees were eligible to participate in the ESPPs.

     Employees are not eligible to participate in the ESPPs if they would immediately after such purchase own (directly or indirectly) shares, which when added to shares that the employees may purchase under outstanding options, amounts to 5% or more of the total combined voting power of shares of Logitech.

Enrollment and Participation

     An eligible employee who wants to enroll and participate in the ESPPs must file a completed subscription agreement (which includes a payroll deduction agreement) with Logitech during an enrollment period. The subscription agreement authorizes Logitech to withhold automatically a percentage of the participant’s regular earnings through regular payroll deductions, and the amount of the deduction is credited to an ESPP account in the participant’s name on Logitech’s books during the offering period. The minimum deduction allowed is 1% of compensation, and the maximum deduction is 10% of regular earnings.  No interest is paid or credited with respect to such payroll deductions.

     Participants may decrease, but may not increase, their rate of contribution during an offering period by filing a new subscription agreement. If a participant has not followed these procedures to change the rate of contribution, the rate of contribution continues at the originally elected rate throughout the offering period and future offering periods. Participants may change their rate of contribution for the next offering period by filing an amended subscription agreement during the enrollment periods.

Administration

     The Board, or a committee of the Board (“Board”), administers the ESPP. The Board may interpret the ESPPs and establish, amend and rescind any rules related to the ESPPs.

Offering periods

     The ESPPs have a series of six-month offering periods, with new offering periods commencing on each February 1 and August 1, and ending on the last trading day in the six-month periods ending on the following July 31 and January 31, respectively, or on such other date as the Board shall determine. The Board has the authority to change the frequency and/or duration of offering periods (including the commencement dates of the offering periods).

Purchase of Shares

     On the last day of each offering period, all participants purchase the number of whole shares obtained by dividing the aggregate amount in their ESPP accounts by the purchase price for that offering period. No fractional shares are credited or issued. The purchase price for an offering period is 85% of the “market value” of Logitech shares on the first day of the six-month offering period or 85% of the “market value” of the shares on the last day of the offering period if that value is lower. “Market value” is the last quoted price on the applicable date. The Board may change the percentage of market value applied to determine the purchase price with respect to any future offering period, but not below 85%.  If the aggregate number of shares subscribed for in any offering period exceeds the number of shares that remain available for sale under the ESPPs, the number of shares each participant may purchase is proportionately reduced.

Transferability

     Participants may not transfer their subscription or other rights under the ESPPs to any other person, except by will or the laws of descent, and any attempted transfer will be void.

Withdrawal

     During an offering period, participants may withdraw from participation in the ESPPs by giving notice to Logitech. Upon withdrawal from participation, the balance in the participant’s ESPP account is refunded to him or her in cash without interest, his or her right to participate in the current offering period is automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period.

Adjustments

     The number of shares subject to the ESPPs, and the number of shares subject to, and the purchase price of, outstanding rights to purchase shares, will be proportionately adjusted in the event of changes in the outstanding shares of Logitech by reason of share dividends, share splits, consolidations, recapitalizations, reorganizations or similar events.

Amendment and Termination of the ESPPs

     The Board may amend or terminate the ESPPs at any time without notice, provided that no amendment may be adopted without the approval of the shareholders where shareholder approval is required under applicable law.

U.S. Tax Consequences

     The federal tax rules applicable to the 1996 ESPP under the U.S. Tax Code are summarized below. This summary does not include the tax laws of any municipality, state or country outside the United States in which a participant resides.

     No taxable income is recognized by a participant either at the time a right is granted to purchase shares under the 1996 ESPP or at the time shares are purchased thereunder. If a participant does not dispose of shares acquired under the 1996 ESPP before two years after the “date of grant” (which for each offering period is the last day on which shares are traded before the enrollment period preceding that offering period), upon such qualifying disposition the lesser of (a) the excess of the amount realized on sale of the shares over the purchase price or (b) 15% of the market value of the shares on the date of grant will be subject to federal income tax. Federal long-term capital gain tax will apply to the excess, if any, of the sale’s proceeds on the date of disposition over the sum of the purchase price and the amount of ordinary income recognized upon disposition. If the qualifying disposition produces a loss (the value of the shares on the date of disposition is less than the purchase price), no ordinary income will be recognized and federal long-term capital loss will apply, provided that the disposition involves certain unrelated parties.

     If a participant disposes of the shares earlier than two years after the date of grant, upon such disqualifying disposition the difference between the purchase price and the market value of the shares on the date of purchase (the last day of an offering period) will be taxed to the participant as ordinary income and will be deductible by Logitech. The excess, if any, of the sale proceeds over the market value of the shares on the date of purchase will be taxed as long-term or short-term capital gain, depending on the holding period. Logitech is not entitled to a U.S. tax deduction for amounts taxed as ordinary income or capital gains to a participant, except to the extent that ordinary income is recognized by a participant upon a disposition of shares earlier than two years after the date of grant.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation of the Board

     The Board of Directors recommends a vote “FOR” approval of the increase of shares available for purchase under the ESPPs.

Proposal 5

Authorization of Conditional Capital for Future Convertible Bond Issuance

Proposal

     The Board proposes that shareholders authorize an amendment to the Company’s Articles of Incorporation to create conditional capital representing the issuance of up to 25 million shares to cover any conversion rights under a future convertible bond issuance.

Explanation

     Under Swiss corporate law the total nominal par value of the shares authorized by shareholders for future issuance on the conversion or exercise of derivative securities issued by a company is referred to as conditional share capital. A Swiss company must have sufficient shares available, either through conditional capital, treasury shares, or a combination of the two, to cover any conversion rights under derivative securities at the time the securities are issued.

     The Board is proposing that shareholders authorize the creation of conditional capital in an amount of CHF 6,250,000, representing 25 million shares, to cover any conversion rights under a future convertible bond issuance. The Board has no present intention to issue convertible bonds. However, it is seeking this conditional capital at this time in order to provide financing flexibility for future expansion, investments or acquisitions.

     Under the proposal the Board of Directors may limit or withdraw the shareholders’ right to subscribe for the bonds by preference for valid reasons, in particular (a) if the bonds are issued in connection with the financing or refinancing of the acquisition of one or more companies, businesses or parts of businesses, or (b) to facilitate the placement of the bonds on the international markets or to increase the security holder base of the Company. However, if the shareholders’ right to subscribe for the bonds by preference is limited or withdrawn, the bonds must be issued at market conditions, the exercise period of the conversion rights must not exceed 7 (seven) years from the date of issuance of the bonds, and the conversion price must be set at a level that is not lower than the market price of the shares preceding the determination of the final conditions for the bonds. Otherwise, the terms of any future convertible bond issuance, including interest rates, conversion prices, redemption prices, maturity dates, and other similar matters will be determined by the Board of Directors. If the proposal is approved no further authorization from the shareholders will be necessary or solicited prior to an issuance of convertible bonds within the limits under the proposal.

     If this proposal is approved, and shareholders also approve Proposal 2 to reduce the conditional capital for employee equity incentive plans, the total of the issued, authorized and conditional capital for the Company will be significantly reduced over that in the Company’s Articles of Incorporation after the 2006 Annual General Meeting, when approval from the shareholders for authorized capital was most recently sought. The table below compares the total capital of the Company after the 2006 Annual General Meeting and the 2008 Annual General Meeting, if all proposals are approved as proposed:

Shares Represented by Capital

	After 2006 AGM		After 2008 AGM(1)
Ordinary capital (issued shares)	191,606,620		191,606,620
Authorized capital	40,000,000		0
First conditional capital
(employee equity incentive plans)	60,661,860		25,000,000
Second conditional capital (convertible bonds)	10,900,000	(2)	25,000,000
Total	303,168,480		241,606,620

____________________

(1)	Assumes all proposals approved, and authorized amendments filed with the Commercial Register in the Canton of Vaud, Switzerland.

(2)	Authorized by shareholders in June 2001 for convertible bonds issued to partly finance the purchase of Labtec. The conversion obligations were satisfied through the transfer of treasury shares, and the convertible capital was consequently cancelled by action of the Board in June 2007.

If this proposal is approved the Company’s Articles of Incorporation will be amended to insert the following as Article 26:

Article 26

By the exercise of conversion rights which are granted in relation with the issue of convertible bonds, the share capital of the Company shall be increased by a maximum aggregate amount of CHF 6,250,000 (six million, two hundred fifty thousand Swiss Francs) through the issuance to the holders of such bonds of a maximum of 25,000,000 (twenty-five million) fully paid-in registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each.

The shareholders shall not have the right to subscribe by preference for the shares issuable on conversion of the bonds.

The Board of Directors may limit or withdraw the shareholders’ right to subscribe for the bonds by preference for valid reasons, in particular (a) if the bonds are issued in connection with the financing or refinancing of the acquisition of one or more companies, businesses or parts of businesses, or (b) to facilitate the placement of the bonds on the international markets or to increase the security holder base of the Company.

If the shareholders’ right to subscribe for the bonds by preference is limited or withdrawn, the bonds must be issued at market conditions, the exercise period of the conversion rights must not exceed 7 (seven) years from the date of issuance of the bonds, and the conversion price must be set at a level that is not lower than the market price of the shares preceding the determination of the final conditions for the bonds.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of two-thirds of the votes represented in person or by proxy at the Annual General Meeting. On this proposal abstentions are not treated as votes cast affirmatively or negatively, but are treated as votes represented in person or by proxy at the Annual General Meeting only for the purpose of calculating the two-thirds of affirmative votes needed for shareholder approval of the proposal.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of an amendment to the Company’s Articles of Incorporation to create conditional capital for convertible bonds as proposed.

Proposal 6

Approval of the Logitech Management Performance Bonus Plan

Proposal

     The Board proposes that shareholders approve the Logitech Management Performance Bonus Plan as it applies to Logitech executive officers.

Explanation

     The Compensation Committee of the Board has adopted a new Logitech Management Performance Bonus Plan (the “Bonus Plan”). The adoption of the Bonus Plan as it applies to Logitech executive officers is subject to the approval of the shareholders at the 2008 Annual General Meeting. The Board is asking shareholders to approve the adoption of the Bonus Plan so that Logitech may use the Bonus Plan to help increase shareholder value and the success of the Company and its subsidiaries by further motivating participants to achieve excellent short- and long-term financial performance for Logitech, and also receive a U.S. federal income tax deduction for certain compensation paid under the Bonus Plan.

     If shareholders do not ratify the adoption of the Bonus Plan, it will not become effective with respect to our executive officers, but will remain effective with respect to other Logitech employees that hold the title of Director or above. Our executive officers are our Chairman, our Chief Executive Officer, our Chief Financial Officer, our Executive Vice President, Products, our Senior Vice President, Customer Experience and Chief Marketing Officer, and our Senior Vice President, Operations.

     The following paragraphs provide a summary of the principal features of the Bonus Plan and its operation. A copy of the Bonus Plan is available on our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2008, available at http://www.sec.gov.

Purpose of the Bonus Plan

     The purpose of the Bonus Plan is to increase shareholder value and the success of Logitech by further motivating participants to achieve excellent short- and long-term financial performance for Logitech and its business units. The Plan’s goals are to be achieved by providing management with incentive awards based on the achievement of goals relating to the performance of Logitech.

Administration of the Bonus Plan

     The Compensation Committee administers the Bonus Plan with respect to Logitech executive officers, and the Chief Executive Officer or the Vice President Human Resources may administer the Bonus Plan with respect to Logitech employees other than executive officers (the “Administrator”). The Administrator may delegate its authority to individual directors or employees of Logitech, although the Compensation Committee may not delegate its authority as Administrator with respect to Logitech executive officers.

     Subject to the terms of the Bonus Plan, the Administrator has sole discretion to:

  Select the employees who will be eligible to receive awards.

  Set the terms and conditions of the awards.

  Interpret the provisions of the Bonus Plan.

  Adopt necessary or appropriate procedures and sub-plans.

  Adopt rules for the administration, interpretation and application of the Bonus Plan.

  Interpret, amend or revoke any such rules.

Eligibility to Participate

     The Bonus Plan applies to employees of Logitech at the level of director and higher who are selected for participation by the Administrator. For the plan year 2009 there were 181 employees that were not executive officers that were selected to participate in the Bonus Plan as of June 30, 2008. The actual number of employees who will be eligible to receive an award during any future plan year cannot be determined in advance, because the Administrator has the discretion to select the participants for each performance period.

Performance Periods

     Performance periods may consist of a fiscal year or a longer or shorter period.

Awards and Performance Goals

     Under the Bonus Plan, participants will be eligible to receive an award based on performance against goals determined by the Administrator. For Logitech executive officers performance goals for fiscal year 2009 performance periods are based on net sales and operating income for Logitech as a whole or for the business or functional unit over which the executive has responsibility, or both. However, under the Bonus Plan the Administrator may choose from a variety of performance goals in its discretion. The possible performance goals under the Bonus Plan include the following: (i) brand recognition/acceptance, (ii) cash flow, (iii) cash flow return on investment, (iv) contribution to profitability, (v) cost control, (vi) cost positions, (vii) cost of capital, (viii) customer satisfaction, (ix) development of products, (x) earnings before interest, taxes and amortization, (xi) earnings per share, (xii) economic profit, (xiii) economic value added, (xiv) free cash flow, (xv) income or net income, (xvi) income before income taxes, (xvii) market segment share, (xviii) new product innovation, (xix) operating income or net operating income, (xx) operating margin or profit margin, (xxi) operating profit or net operating profit, (xxii) process excellence, (xxiii) product cost reduction, (xxiv) product mix, (xxv) product release schedules, (xxvi) product ship targets, (xxvii) quality, (xxviii) return on assets or net assets, (xxix) return on capital, (xxx) return on capital employed, (xxxi) return on equity, (xxxii) return on invested capital, (xxxiii) return on operating revenue, (xxxiv) return on sales, (xxxv) revenue, (xxxvi) sales, (xxxvii) share price performance, (xxxviii) strategic alliances, (xxxix) total shareholder return and (xl) working capital. Performance goals may differ from participant-to-participant and from award-to-award.

     The Administrator may choose to set target goals measured: (a) in absolute terms, (b) in relative terms, including (without limitation) the passage of time and/or against other companies or metrics, (c) on a per-share basis, (d) against the performance of Logitech as a whole or against particular segments or products of Logitech and/or (e) on a pre-tax or after-tax basis. The Administrator also will determine whether any element(s) will be included in or excluded from the calculations and whether or not such determinations result in any performance goal being measured on a basis other than generally accepted accounting principles. For example, the Administrator may decide to ignore the effect of (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of Logitech or not within the reasonable control of Logitech’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Actual Awards

     After the performance period ends, the Administrator certifies in writing the extent to which the pre-established performance goals actually were achieved with respect to executive officers. The actual award that is payable to a participant is determined using a formula that decreases the participant’s maximum award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $10 million per person for any performance period, although this theoretical maximum is currently well above the maximum established for the fiscal year 2009 plan period. The maximum established for the fiscal year 2009 plan year is 300% of base salary per participant. The highest base salary in fiscal year 2009 for any of our executive officers is $787,500. As a result, the maximum award for the fiscal year 2009 bonus plan year is $2,362,500.

     There can be no assurance that any awards will be paid, and we believe it is unlikely that the maximum payouts will be paid because, similar to our goal-setting for previous years, maximum performance targets reflect significant over-performance compared to the Company’s historical financial performance. The actual award paid, if any, is likely to be lower depending on actual performance compared to the targeted performance goals associated with maximum payout.

     The Administrator has reserved the discretion to reduce or eliminate any actual award under the Bonus Plan. The Administrator may reduce the actual bonus payable to each participant based on objective or subjective factors, including factors that are non-financial and operational in nature. Also, unless determined otherwise by the Administrator, a participant will forfeit the bonus if a participant terminates employment before a bonus is paid. However, the Administrator has discretion to pay out part or the entire award upon the termination of a participant’s employment.

     Actual awards will be generally paid in cash (or its equivalent) no later than two and one-half months after the performance period ends. However, the Bonus Plan also would allow the Administrator to make, in its sole discretion, the actual awards in the form of Logitech shares pursuant to Logitech’s shareholder-approved employee equity incentive plans. Although the Administrator does not currently intend to do so, the Administrator also may pay bonuses to Bonus Plan participants outside of the Bonus Plan for the accomplishment of strategic or other individual goals.

Performance Based Compensation

     The Bonus Plan is designed to qualify as “performance based” compensation under Section 162(m) of the U.S. Tax Code. Under Section 162(m), Logitech may not receive a U.S. federal income tax deduction for compensation paid to the Chief Executive Officer and any of the three most highly compensated executive officers, other than the Chief Financial Officer, to the extent that any of these persons receives more than $1 million in any one taxable year. However, if Logitech pays compensation that is “performance based” under Section 162(m), Logitech still can receive a U.S. federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan allows Logitech to pay incentive compensation that is performance based and therefore fully tax deductible on Logitech’s U.S. federal income tax return.

Amendment and Termination of the Bonus Plan

     The Board or the Administrator may amend, suspend or terminate the Bonus Plan, or any part thereof, at any time and for any reason. No award may be granted during any period of suspension or after termination of the Bonus Plan.

Bonuses to Be Paid to Certain Individuals and Groups

     Awards under the Bonus Plan are determined based on actual future performance. As a result, future actual awards cannot now be determined. However, the following table sets forth the awards that would be paid under the Bonus Plan to executive officers and other participants in the Bonus Plan in fiscal year 2009, using the same performance goals and achievement against those goals that were in effect under the fiscal year 2008 bonus program, but using fiscal year 2009 compensation levels.

Name of Individual or Group	Award
Guerrino De Luca	$578,600
Chairman of the Board of Directors
Gerald Quindlen	828,450
President and Chief Executive Officer
Mark Hawkins	307,740
Senior Vice President, Finance and Information Technology,
and Chief Financial Officer
David Henry	307,740
Senior Vice President, Customer Experience, Chief Marketing Officer

Name of Individual or Group	Award
Junien Labrousse	505,512
Executive Vice President, Products
L. Joseph Sullivan	189,550
Senior Vice President, Worldwide Operations
All executive officers, as a group	2,717,592
All non-executive members of the Board of Directors, as a group(1)	N/A
All employees who are not executive officers, as a group(2)	12,197,530
____________________

(1)	This group is not eligible to participate in the Bonus Plan.

(2)	As of June 30, 2008 there were 181 employees who are not executive officers that were selected to participate in the fiscal year 2009 bonus program. Estimated payments for non-executive officers in FY 09 were calculated based on accruals for the FY 08 bonus program, adjusted for the increase in the number of participating employees in the bonus program in FY 09 over FY 08, and assuming the FY 09 performance funding is the same as that in FY 08.

     Actual awards paid, if any, to executive officers under the Bonus Plan for fiscal year 2009 will be calculated based on actual performance pursuant to the goals established by the Compensation Committee. For the 2009 performance period, the Compensation Committee selected performance goals based on a formula taking into account the participants’ base salaries and Logitech’s net sales and operating income under U.S. generally accepted accounting principles. The Compensation Committee also has discretion to further decrease, but not increase, the award otherwise indicated under the pre-established formula. Because our executive officers are eligible to receive awards under the Bonus Plan, our executive officers have an interest in this proposal.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” the proposal to approve the Management Performance Bonus Plan as it applies to Logitech executive officers.

Proposal 7

     Release of the Board of Directors for Activities During Fiscal Year 2008

Proposal

     The Board of Directors proposes that shareholders release the members of the Board of Directors for liability for activities during fiscal year 2008.

Explanation

     As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to release the members of the Board of Directors from liability for their activities during fiscal year 2008. This release excludes liability claims brought by the Company or shareholders against the members of the Board of Directors for activities carried out during fiscal year 2008 relating to facts that have been disclosed to shareholders, except that registered shareholders that do not vote in favor of the proposal are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

     The Board of Directors recommends a vote “FOR” the proposal to release the members of the Board of Directors for liability for activities during fiscal year 2008.

Proposal 8

Elections to the Board of Directors

     Our Board of Directors is presently composed of nine members. Each director serves a three-year term, with the terms of the directors staggered so that not all directors are up for election in any one year. This is a recommended practice under the Swiss Code of Best Practice for Corporate Governance, in order to help ensure continuity among the Board.

     At the recommendation of the Nominating Committee, the Board has nominated the three individuals below to serve as directors for the three-year term beginning as of the Annual General Meeting on September 10, 2008.

     There will be a separate vote on each nominee.

     If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual General Meeting, registered shareholders at the meeting or represented at the meeting by the Independent Representative or third parties may vote either: (1) for a substitute nominee designated by the present Board to fill the vacancy; or (2) another substitute nominee. Under Swiss law Board members may only be appointed by shareholders and so if there is no substitute nominee and the individuals below are elected the Board will consist of ten members. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.

     For further information on the Board of Directors, including the current members of the Board, the Committees of the Board, the means by which the Board exercises supervision of Logitech’s executive officers, and other information, please see “Corporate Governance and Board of Directors Matters” below.

8.1 Election of Gerald Quindlen

     Proposal: The Board of Directors proposes that the Company’s President and Chief Executive Officer, Gerald Quindlen, be elected to the Board for a three-year term.

     Gerald P. Quindlen became the President and Chief Executive Officer of Logitech in January 2008. Mr. Quindlen joined Logitech as Senior Vice President, Worldwide Sales and Marketing in October 2005. From August 1987 to September 2004, Mr. Quindlen worked for Eastman Kodak Company where he was Vice President of Global Sales and Operations for the Consumer and Professional Imaging Division, and previously held senior sales or marketing management positions in the United States, Japan and Asia Pacific. Prior to his 17 year tenure at Eastman Kodak, he worked for Mobil Oil Corporation in engineering. Mr. Quindlen holds a BS degree in chemical engineering from Villanova University in Pennsylvania, and an MBA degree in Finance from the University of Pennsylvania’s Wharton School. He is 49 years old, and is a U.S. citizen.

     The Board of Directors has determined that Mr. Quindlen would be a non-independent Director if elected.

8.2 Election of Richard Laube

     Proposal: The Board of Directors proposes that Richard Laube be elected to the Board for a three-year term.

     Richard Laube is Executive Vice President of Nestlé S.A., Chief Executive Officer of Nestlé Nutrition and a member of the Nestlé Executive Board. He joined Nestlé in April 2005 as Deputy Executive Vice President, Corporate Business Development, and was appointed Deputy Executive Vice President, Chief Executive Officer of Nestlé Nutrition in November 2005. He was appointed Executive Vice President in 2008. Prior to joining Nestlé he served from 1999 to 2004 as President, Roche Consumer Health, and served on the Roche Corporate Executive Committee from 2001 to 2004. Previously, he was employed by Procter & Gamble from 1980 to 1998, serving in successively more senior roles in Switzerland, the United States, Japan, Germany and Brazil. Mr. Laube holds Masters and Bachelors of Art degrees in Organizational Development and Evaluation Research from Boston University. He is 52 years old and is a dual (Swiss – US) citizen.

     Mr. Laube serves as Chairman of the Board of Directors of Life Ventures S.A., Nutrition-Wellness Venture AG, The Gerber Life Insurance Company and Jenny Craig Affiliated Companies, all of which are Nestlé subsidiaries.

     The Board of Directors has determined that Mr. Laube would be an independent Director if elected.

8.3 Re-election of Matthew Bousquette

     Proposal: The Board of Directors proposes that Mr. Matthew Bousquette be re-elected to the Board for a further three-year term.

     Matthew Bousquette has been a non-executive Director of the Company since June 2005. He is currently the Chairman of the Board of Enesco LLC, a U.S.-based producer of giftware and home and garden décor products. He is the former president of the Mattel Brands business unit of Mattel, Inc. Mr. Bousquette joined Mattel as senior vice president of marketing in December 1993, and was promoted to successively more senior positions at Mattel, including general manager of Boys Toys in July 1995, executive vice president of Boys Toys in May 1998, president of Boys/Entertainment in March 1999, and president of Mattel Brands from February 2003 to October 2005. Mr. Bousquette’s previous experience included various positions at Lewis Galoob Toys, Teleflora and Procter & Gamble. Mr. Bousquette earned a BBA degree from the University of Michigan. He is 49 years old and is a U.S. citizen.

     Mr. Bousquette has served on the Compensation Committee of the Board since June 2005 and has served as Chairman of the Committee since June 2006. The Board of Directors has determined that he is an independent Director.

Voting Requirement to Approve Proposals

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” the election to the Board of each of the above nominees.

     Proposal 9

Re-election of PricewaterhouseCoopers S.A. as Auditors

Proposal

     The Board of Directors proposes that PricewaterhouseCoopers S.A. be re-elected as auditors of Logitech International S.A. and as group auditors for a one-year term.

Explanation

     PricewaterhouseCoopers S.A., upon recommendation of the Audit Committee of the Board, is proposed for re-election for a further year in office as auditors for Logitech International S.A. and the Logitech group. They have been in charge of the Logitech audit since 1988. Information on the fees paid by Logitech to PricewaterhouseCoopers S.A., as well as further information regarding PricewaterhouseCoopers S.A., is set out below under the heading “Independent Public Accountants” and “Report of the Audit Committee”.

     A member of PricewaterhouseCoopers S.A. will be present at the Annual General Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     Our Board of Directors recommends a vote “FOR” the re-election of PricewaterhouseCoopers S.A. as auditors of Logitech International S.A. and as group auditors for the fiscal year ending March 31, 2009.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

     The Board of Directors is elected by the shareholders and holds the ultimate decision-making authority within Logitech, except for those matters reserved by law or by Logitech’s Articles of Incorporation to its shareholders or for those that are delegated to the executive officers under the organizational regulations (also known as by-laws). The Board makes resolutions through a majority vote of the members present at the meetings. In the event of a tie, the vote of the Chairman decides.

     Logitech’s Articles of Incorporation set the minimum number of directors at three. We had nine members of the Board of Directors as of June 30, 2008. If all nominees to the Board set out in Proposal 8 are elected the size of the Board will increase to 10.

BOARD OF DIRECTORS INDEPENDENCE

     Each of our directors other than Daniel Borel, Guerrino De Luca and Erh-Hsun Chang qualifies as independent in accordance with the published listing requirements of Nasdaq and Swiss corporate governance best practices guidelines. Of the director nominees standing for election at the 2008 Annual General Meeting, Matthew Bousquette and Richard Laube qualify as independent and Gerald Quindlen is not independent. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Logitech and Logitech’s management. In particular, in determining that Richard Laube would be independent if elected, the Board of Directors took note that Mr. Borel, the Company’s co-founder and former Chairman, is Chair of the Compensation Committee of Nestlé S.A., of which Mr. Laube is an executive officer. However, the Board considered that Mr. Borel is not currently an executive officer of the Company and that the Nestlé Compensation Committee makes compensation decisions with respect to executive officers within predetermined limits set by the full Nestlé Board. The Board also took into account Mr. Laube’s professional reputation in determining that he would be independent if elected.

MEMBERS OF THE BOARD OF DIRECTORS

     The current members of the Board of Directors are set out below.

Gary F. Bengier 53 Years Old Lead Independent Director Director since 2002 Chair, Bengier Foundation U.S. national	Gary F. Bengier serves as Chair of the Bengier Foundation, a private charitable foundation. He also serves on the Board of Trustees of the Santa Fe Institute, a U.S. private, non-profit, multidisciplinary research and education center and he is also on the Board of Trustees of the San Francisco Exploratorium, dedicated to science education of children. Previously, Mr. Bengier served as Senior Vice President, Strategic Planning and Development of eBay Inc., from January 2001 until November 2001, and prior to that, as eBay’s Chief Financial Officer from November 1997 to January 2001. From February 1997 to October 1997, Mr. Bengier was Vice President and Chief Financial Officer of Vxtreme, Inc., a U.S. developer of internet video streaming products. Prior to that time, Mr. Bengier was Corporate Controller at Compass Design Automation, a U.S. publisher of electronic circuit design software, from February 1993 to February 1997. Mr. Bengier has also held senior financial positions at Kenetech Corp., a U.S. energy services company, Qume Corp., a U.S. computer peripheral company, and Bio-Rad Laboratories, a U.S. life sciences company. He also spent several years as a management consultant for Touche Ross & Co., a U.S. consulting firm. Mr. Bengier holds a BBA degree in Computer Science and Operations Research from Kent State University and an MBA degree from Harvard Business School.

Daniel Borel 58 Years Old Director since 1988 Co-Founder and former CEO and Chairman, Logitech International S.A. Swiss national	Daniel Borel is a Logitech founder and served from May 1988 until January 1, 2008 as the Chairman of the Board. From July 1992 to February 1998, he also served as Chief Executive Officer. He has held various other executive positions with Logitech. Mr. Borel holds an MS degree in Computer Science from Stanford University and a BE degree in Physics from the Ecole Polytechnique Fédérale, Lausanne, Switzerland. He serves on the Board of Nestlé S.A. In addition, he serves on the Board of Fondation Defitech, a Swiss foundation which contributes to research and development projects aimed at assisting the disabled, and is also Chairman of the Board of SwissUp, a Swiss educational foundation promoting higher learning.

Matthew Bousquette 49 Years Old Director since 2005 Chairman, Enesco LLC U.S. national	Matthew Bousquette has been a member of the Board of Directors since June 2005. He is currently the Chairman of the Board of Enesco LLC, a U.S.-based producer of giftware and home and garden décor products. He is the former president of the Mattel Brands business unit of Mattel, Inc. Mr. Bousquette joined Mattel as senior vice president of marketing in December 1993, and was promoted to successively more senior positions at Mattel, including general manager of Boys Toys in July 1995, executive vice president of Boys Toys in May 1998, president of Boys/Entertainment in March 1999, and president of Mattel Brands from February 2003 to October 2005. Mr. Bousquette’s previous experience included various positions at Lewis Galoob Toys, Teleflora and Procter & Gamble. Mr. Bousquette earned a BBA degree from the University of Michigan.

Erh-Hsun Chang 59 Years Old Director since 2006 Former Senior Vice President, Worldwide Operations and General Manager, Far East, Logitech Taiwan national	Erh-Hsun Chang has been a member of the Board of Directors since June 2006. Until April 2006 Mr. Chang was the Company’s Senior Vice President, Worldwide Operations and General Manager, Far East. Mr. Chang first joined Logitech in 1986 to establish its operations in Taiwan. After leaving the Company in 1988, he returned in 1995 as Vice President, General Manager, Far Eastern Area and Worldwide Operations. In April 1997, Mr. Chang was named Senior Vice President, General Manager, Far Eastern Area and Worldwide Operations. Mr. Chang’s other business experience includes tenure as Vice President, Manufacturing Consulting at KPMG Peat Marwick, a global professional services firm, between 1991 and 1995, and as Vice President, Sales and Marketing, Power Supply Division, of Taiwan Liton Electronics Ltd., a Taiwanese electronics company, in 1995. Mr. Chang holds a BS degree in Civil Engineering from Chung Yuang University, Taiwan, an MBA degree in Operations Management from the University of Dallas, and an MS degree in Industrial Engineering from Texas A&M University. Mr. Chang is also Vice Chairman of the Company’s subsidiary in Taiwan.

Kee-Lock Chua 47 Years Old Director since 2000 Executive Director, Biosensors International Group, Ltd. Singapore national	Kee-Lock Chua has been a member of the Board of Directors since June 2000. He is an Executive Director of Biosensors International Group, Ltd., a developer and manufacturer of medical devices used in interventional cardiology and critical care procedures. Previously, from 2003 to 2006, Mr. Chua was a managing director of Walden International, a U.S.-headquartered venture capital firm. From 2001 to 2003, Mr. Chua served as deputy president of NatSteel Ltd., a Singaporean industrial products company active in Asia Pacific. From 2000 until 2001, Mr. Chua was the president and chief executive officer of Intraco Ltd., a Singapore-listed trading and distribution company. Prior to joining Intraco, Mr. Chua was the president of MediaRing.com Ltd., a Singapore-listed company providing voice-over-Internet services. Mr. Chua holds a BS degree in Mechanical Engineering from the University of Wisconsin, and an MS degree in Engineering from Stanford University. He also serves on the Board of Biosensors, Yongmao and BRC Asia Limited, all publicly traded companies in Singapore.

Sally Davis 54 Years Old Director since 2007 CEO, BT Wholesale British national	Sally Davis has been a member of the Board of Directors since June 2007. Ms. Davis became the chief executive of BT Wholesale in September 2007. Previously, she was the Chief Portfolio Officer of British Telecom from 2005 to 2007. She had previously held senior executive roles within BT since joining the company in 1999, including President, Global Products, Global Services from 2002 to 2005, President, BT Ignite Applications Hosting from 2001 to 2002 and Director, Group Internet and Multimedia from 1999 to 2001. Before joining BT, Ms. Davis held leading roles in several major communications companies, including Bell Atlantic in the United States and Mercury Communications in the United Kingdom. Ms. Davis is a member of the Board of Directors of the Henderson Smaller Companies Investment Trust plc, a U.K. managed investment trust. She holds a BA degree from University College, London.

Guerrino De Luca 55 Years Old Director since 1998 Chairman of the Board of Directors of Logitech International S.A. Italian national	Guerrino De Luca became Chairman of the Logitech Board of Directors in January 2008. He served from February 1998 to January 1, 2008 as Logitech’s President and Chief Executive Officer, and has been a director since June 1998. Prior to joining Logitech, Mr. De Luca served as Executive Vice President of Worldwide Marketing for Apple, Inc. from February 1997 to September 1997, and as President of Claris Corporation, a U.S. personal computing software vendor, from May 1994 to February 1997. Prior to joining Claris, Mr. De Luca held various positions with Apple in the United States and in Europe. Mr. De Luca holds a BS degree in Electronic Engineering from the University of Rome, Italy.

Robert Malcolm 56 Years Old Director since 2007 President, Global Marketing, Sales and Innovation, Diageo plc U.S. national	Robert Malcolm has been a member of the Board of Directors since June 2007. He is the President, Global Marketing, Sales and Innovation at Diageo plc, the global premium drinks company. He joined Diageo in 1999 and his previous appointments at the company include Global Marketing Director and Global Scotch Whiskey Director at UDV, a Diageo company. He was appointed to his current position in 2000. Previous to his employment at Diageo, Mr. Malcolm held various posts at The Procter & Gamble Company from 1975 through 1999 including Vice President, General Manager Beverages, Europe, Middle East and Africa; Vice President, General Manager Arabian Peninsula, and Vice President, General Manager, Personal Cleaning Products USA. He serves on the Board of Directors of the Ad Council, a private, non-profit organization that is the leading producer of public service advertisements in the United States. He holds a BS degree and an MBA degree in Business from the University of Southern California.

Monika Ribar 48 Years Old Director since 2004 President and CEO, Panalpina Group Swiss national	Monika Ribar has been a member of the Board of Directors since June 2004. Since October 2006 Ms. Ribar has served as the President and Chief Executive Officer of the Panalpina Group, a Swiss freight forwarding and logistics services provider. She has been a member of Panalpina’s Executive Board since February 2000, and served as Panalpina’s Chief Financial Officer from June 2005 to October 2006, and as its Chief Information Officer from February 2000 to June 2005. From June 1995 to February 2000, she served as Panalpina’s Corporate Controller, and from 1991 to 1995 served in project management positions at Panalpina. Prior to joining Panalpina, Ms. Ribar worked at Fides Group (now KPMG Switzerland), a professional services firm, serving as Head of Strategic Planning, and was employed by the BASF Group, a German chemical products company. Ms. Ribar holds a Masters degree in Economics and Business Administration from the University of St. Gallen, Switzerland. Ms. Ribar also serves as a Director of Julius Baer Holding A.G.

     Other than the current employment and involvement noted above, no other Logitech Board member currently has material supervisory, management, or advisory functions outside Logitech. None of the Company’s directors holds any official functions or political posts.

CHANGES TO THE BOARD

     At the Annual General Meeting shareholders will be asked to elect two new directors, Mr. Richard Laube and Mr. Gerald Quindlen, to three-year terms, and will be asked to re-elect Mr. Bousquette for a three-year term. Mr. Quindlen is the Company’s President and Chief Executive Officer. Mr. Bengier is retiring from the Board after his three-year term of office expires at the 2008 Annual General Meeting, having served a total of six years on Logitech’s Board. If all nominees are elected, the size of Logitech’s Board will increase from nine to ten members.

ELECTIONS TO THE BOARD OF DIRECTORS

     Directors are elected at the Annual General Meeting of Shareholders, upon proposal of the Board of Directors. The proposals of the Board of Directors are made following recommendations of the Nominating Committee.

Shareholder Recommendations and Nominees

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders, including a nominee for election to the Board of Directors. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. Demands by registered shareholders to place an item on the agenda of a meeting of shareholders should be sent to: Secretary to the Board of Directors, Logitech International S.A., CH 1143 Apples, Switzerland, or c/o Logitech Inc., 6505 Kaiser Drive, Fremont, CA 94555, USA.

     Under the Company’s Articles of Incorporation only registered shareholders are recognized as shareholders of the company. As a result, beneficial shareholders do not have a right to place an item on the agenda of a meeting, regardless of the number of shares they hold. For information on how beneficial shareholders may become registered shareholders, see “Questions and Answers about the Logitech 2008 Annual General Meeting - If I am not a registered shareholder, can I attend and vote at the meeting?”

     If the agenda of a general meeting of shareholders includes an item calling for the election of directors, any registered shareholder may propose a candidate for election to the Board of Directors before or at the meeting.

     The Nominating Committee does not have a policy on consideration of recommendations for candidates to the Board of Directors from registered shareholders. The Nominating Committee would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such properly submitted nominee in consideration of the membership criteria set forth under “Director Qualifications” below. Shareholder recommendations to the Board of Directors should be sent to the above address.

Director Qualifications

     The Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, the Nominating Committee, when considering a potential non-incumbent candidate, will factor into its determination the following qualities of a candidate: professional experience including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization, geographic location, educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders.

Identification and Evaluation of Nominees for Directors

     Our Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating Committee through shareholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of paid third parties to review candidates. Mr. Richard Laube, one of the nominees for election to the Board at the September 2008 Annual General Meeting, was identified as a potential nominee to the Board by a third party executive search firm retained by the Company at the direction of the Nominating Committee.

TERMS OF OFFICE OF DIRECTORS

     Each director is elected individually by a separate vote of shareholders for a term of three years and is eligible for re-election until their seventieth birthday. Directors may not seek re-election after they have reached 70 years of age, unless the Board of Directors adopts a resolution to the contrary. A member of the Board who reaches 70 years of age during the term of his or her directorship may remain a director until the expiration of the term. A director’s term of office as Chairman coincides with their term of office as a director. A director may be indefinitely re-elected as Chairman, subject to the age limit mentioned above.

     Although the Company’s Articles of Incorporation and Organizational Regulations do not explicitly require this, the terms of office of the directors are staggered. Consequently, all directors will not run for re-election at a single annual general meeting.

     The year of appointment and remaining term of office as of March 31, 2008 for each Director are as follows:

Name	Year First Appointed	Year Current Term Expires
Gary Bengier(1)(4)	2002	Annual General Meeting 2008
Daniel Borel(1)	1988	Annual General Meeting 2010
Matthew Bousquette(1)(3)	2005	Annual General Meeting 2008
Erh-Hsun Chang(1)	2006	Annual General Meeting 2009
Kee-Lock Chua(1)	2000	Annual General Meeting 2009
Sally Davis(1)	2007	Annual General Meeting 2010
Guerrino De Luca(2)	1998	Annual General Meeting 2010
Robert Malcolm(1)	2007	Annual General Meeting 2010
Monika Ribar(1)	2004	Annual General Meeting 2010
____________________

(1)	Non-executive member of the Board of Directors.

(2)	Executive member of the Board of Directors.

(3)	The term of Mr. Bousquette expires at the 2008 Annual General Meeting, and he is being presented for re-election to the Board of Directors at that meeting.

(4)	Mr. Bengier will retire from the Board at the expiration of his current term.

THE FUNCTIONING OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for supervising the management of the business and affairs of the Company.

Chairman and Secretary

     At the last Board meeting prior to each Annual General Meeting of Shareholders, the Board of Directors appoints a Chairman and a Secretary. It is not mandatory that the Secretary be a member of the Board of Directors or a shareholder. As of March 31, 2008, the Chairman was Mr. Guerrino De Luca and the Secretary was Ms. Catherine Valentine, the Company’s Vice President, Legal and General Counsel.

Lead Independent Director

     As appointed by the Board, Mr. Bengier serves as Lead Independent Director. The responsibilities of the Lead Independent Director include chairing meetings of the non-executive directors and serving as the presiding director in performing such other functions as the Board may direct.

Board Meetings

     The Chairman sets the agenda for Board meetings. Any member of the Board of Directors may request that a meeting of the Board be convened. The directors receive materials in advance of Board meetings allowing them to prepare for the handling of the items on the agenda.

     The Chairman and Chief Executive Officer recommend executive officers or other members of senior management who, at the invitation of the Board, attend portions of each quarterly Board meeting to report on areas of the business within their responsibility. Infrequently, the Board may also receive reports from external consultants such as executive search or succession experts or outside legal experts to assist the Board on matters it is considering.

     Each regularly scheduled quarterly Board meeting lasts a full day and all directors participate in person except in special individual circumstances. Special meetings of the Board may be held by telephone or video-conference and the duration of such meetings varies depending on the subject matters considered.

Emergency Resolutions

     In case of emergency, the Chairman of the Board may have the power to pass resolutions which would otherwise be the responsibility of the Board. Decisions by the Chairman of the Board made in this manner are subject to ratification by the Board of Directors at its next meeting or by way of written consent. No such emergency resolutions were passed during fiscal year 2008.

Executive Sessions

     The Board of Directors has adopted a policy of regularly scheduled executive sessions where the independent directors meet in closed session to consider matters without management or non-independent directors present. During fiscal year 2008, executive sessions of the independent directors were held four times.

Board Effectiveness

     Our Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

BOARD COMMITTEES

     The Board has standing Audit, Compensation, Board Compensation and Nominating Committees to assist the Board in carrying out its duties. At each quarterly Board meeting each applicable Board Committee reports to the full Board on the substance of the Committee’s meetings, if any, during the quarter.

     Each Committee has a written charter approved by the Board. Their chairs determine the meeting agendas. The Board Committee members receive materials in advance of Committee meetings allowing them to prepare for the meeting. The Charters of each Board Committee are available on Logitech’s Investor Relations website at http://ir.logitech.com. Each of the Audit, Compensation and Nominating Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. The current members of the committees are identified in the following table.

Board
Director	Audit	Compensation	Nominating	Compensation
Gary F. Bengier	X		X
Daniel Borel				X
Matthew Bousquette		Chair
Erh-Hsun Chang
Kee-Lock Chua		X	X
Sally Davis	X
Guerrino De Luca			Chair	Chair
Robert Malcolm		X
Monika Ribar	Chair

Attendance at Board, Committee and Annual Shareholders’ Meetings

     In fiscal year 2008 the Board met seven times, four of which were regularly scheduled quarterly meetings and three of which were special meetings. In addition, the Audit Committee met nine times, the Compensation Committee met three times and the Nominating Committee met four times. The Board Compensation Committee did not meet. We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect them to attend the Annual General Meeting of shareholders. Each director attended the 2007 Annual General Meeting. All directors attended at least 75% of the meetings of the Board and the Committees on which he or she served. Detailed attendance information for Board and Board Committee meetings during fiscal year 2008 is as follows:

								Board
	Board of		Audit		Compensation	Nominating		Compensation
	Directors		Committee		Committee	Committee		Committee
Number of meetings held	7		9		3	4		0
Gary Bengier	7		9		n/a	3
Daniel Borel	5		n/a		n/a	2	(1)
Matthew Bousquette	7		n/a		3	n/a
Erh-Hsun Chang	7		n/a		n/a	n/a
Kee-Lock Chua	7		3	(3)	3	4
Sally Davis	5	(4)	6	(4)	n/a	n/a
Guerrino De Luca	7		n/a		n/a	2	(2)
Robert Malcom	4	(4)	n/a		3 (4)	n/a
Monika Ribar	7		9		n/a	n/a
____________________

(1)	Member until January 1, 2008

(2)	Member after January 1, 2008

(3)	Member until June 20, 2007

(4)	Member after June 20, 2007

Audit Committee

     The Audit Committee is appointed by the Board to assist the Board in monitoring the Company’s financial accounting, controls, planning and reporting. It is composed of only non-executive, independent Board members. Among its duties, the Audit Committee:

  reviews the adequacy of the Company’s internal controls;

  reviews the independence, fee arrangements, audit scope, and performance of the Company’s independent auditors, and recommends the appointment or replacement of independent auditors to the Board of Directors;

  reviews and approves all non-audit work to be performed by the independent auditors;

  reviews the scope of Logitech’s internal auditing and the adequacy of the organizational structure and qualifications of the internal auditing staff;

  reviews, before release, the quarterly results and interim financial data; and

  reviews, before release, the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s annual reporting, and recommends that the Board of Directors submit these items to the shareholders’ meeting for approval.

     In fiscal year 2008, the Audit Committee was composed of Ms. Ribar (Chair), Mr. Bengier and Ms. Davis. Mr. Chua was also a member until June 2007, and Mr. Bengier served as Chair until June 2007. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Stock Market listing standards and the applicable rules and regulations of the SEC. In addition, the Board has determined that Mr. Bengier and Ms. Ribar are audit committee financial experts as defined by the applicable rules and regulations of the SEC.

     The Audit Committee met nine times in fiscal year 2008. Four meetings were held in person on the day prior to the regularly scheduled quarterly Board meeting, for two to three hours, and five were held by telephone before publication of the quarterly financial results and the annual report, for approximately an hour. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Financial Officer, Corporate Controller and General Counsel attended each meeting, and representatives from the Company’s external auditors also attended each meeting. In addition, the Company’s head of Internal Audit participated in six meetings, and other members of the Company’s finance department also participated in certain meetings. Two meetings also included separate sessions with representatives of the external auditors, and with the head of Internal Audit.

Compensation Committee

     The Compensation Committee reviews and approves or recommends to the Board for approval the compensation of executive officers and Logitech’s compensation policies and programs, including share-based compensation programs and other incentive-based compensation. Within the guidelines established by the Board and the limits set forth in the Company’s employee equity plans, the Compensation Committee also has the authority to grant options to employees without further Board approval. The Committee is composed of only non-executive, independent Board members.

     In fiscal year 2008, the Compensation Committee consisted of Mr. Bousquette, Chairman, Mr. Chua and Mr. Malcolm, who each meet the independence requirements of the Nasdaq Stock Market listing standards.

     The Compensation Committee met three times in fiscal year 2008. At the Committee’s invitation, the Company’s Vice President of Human Resources attended each meeting. In addition, the Company’s Director, Worldwide Compensation & Benefits, and Director, Corporate & Securities Law each attended one meeting, and a representative of the Committee’s independent compensation consultant attended one meeting. All meetings were held in person and lasted approximately one hour and a half. In addition to its regular meetings, typically each month the Committee considers option grants to the Company’s employees for approval by consent. The Committee took seven such actions by consent during fiscal year 2008.

     Please refer to the Company’s Compensation Report for further information on the Compensation Committee’s criteria and process for evaluating executive compensation.

Board Compensation Committee

     The Board Compensation Committee establishes the compensation of the non-executive directors. This Committee consists of Mr. De Luca, Chairman of the Board, and Mr. Borel, Logitech’s co-founder and Chairman until January 1, 2008. The Board Compensation Committee did not meet in fiscal year 2008.

Nominating Committee

     The Nominating Committee is composed of at least three members, with the Chairman of the Board acting as chair for this Committee and the other two members being non-executive, independent directors. Among its duties, the Nominating Committee:

  evaluates the composition of the Board of Directors and its Committees, determines future requirements and makes recommendations to the Board of Directors for approval;

  determines on an annual basis the desired Board qualifications and expertise and conducts searches for potential directors with these attributes;

  evaluates and makes recommendations of nominees for election to the Board of Directors; and

  evaluates and makes recommendations to the Board concerning the appointment of directors to Board Committees and the selection of Board Committee chairs.

     The Nominating Committee may and typically does retain an executive search firm to assist with the identification and evaluation of prospective Board nominees based on criteria established by the Committee. For information on the Nominating Committee’s policies with respect to director nominations please see “Elections to the Board of Directors”, above.

     The Nominating Committee consists of Mr. De Luca, Chairman, Mr. Bengier and Mr. Chua as of March 31, 2008. Until January 1, 2008 the Committee consisted of Mr. Borel, Chairman, Mr. Bengier and Mr. Chua. Each of Mr. Borel and Mr. De Luca are not independent directors under applicable Nasdaq rules. Upon the Committee’s recommendation of nominees for election to the Board of Directors, the nominees are presented to the full Board. Nominees are then selected by a majority of the independent members of the Board. The Nominating Committee met four times in fiscal year 2008. Two meetings were held in person and two by teleconference, and each meeting lasted approximately one hour.

ROLE OF EXECUTIVE BOARD MEMBERS AND THE CHIEF EXECUTIVE OFFICER

     Guerrino De Luca, the Company’s Chairman, is currently the only executive member of the Board of Directors. Mr. De Luca assumes a leading role in mid- and long-term strategic planning and the selection of top-level management, and he supports major transaction initiatives of Logitech.

     If elected to the Board of Directors at the Annual General Meeting, Gerald Quindlen will also be an executive member of the Board of Directors. He is Logitech’s President and Chief Executive Officer. Mr. Quindlen manages the day-to-day operations of Logitech, with the support of the other executive officers. The Chief Executive Officer has, in particular, the following powers and duties:

  defining and implementing short and medium term strategies;

  preparing the budget, which must be approved by the Board of Directors;

  reviewing and certifying the Company’s annual report;

  appointing, dismissing and promoting any employees of Logitech other than executive officers and the head of the internal audit function;

  taking immediate measures to protect the interests of the Company where a breach of duty is suspected from executive officers until the Board has decided on the matter;

  carrying out Board resolutions;

  reporting regularly to the Chairman of the Board of Directors on the activities of the business;

  preparing supporting documents for resolutions that are to be passed by the Board of Directors; and

  deciding on issues brought to his attention by executive officers.

ALLOCATION OF POWERS AND RESPONSIBILITIES BETWEEN THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors has delegated the management of the Company to the Chief Executive Officer and the executive officers, except where Swiss law or the Company’s Articles of Incorporation or Organizational Regulations (By-Laws) provide differently.

     The Board of Directors has the responsibility for supervision and control of Company management. In addition to the non-transferable powers and duties of boards of directors under Swiss law, the Logitech Board of Directors also has the following responsibilities:

  the signatory power of its members;

  the approval of the budget submitted by the Chief Executive Officer;

  the approval of any type of investment or acquisition not included in the approved budgets;

  the approval of any expenditure of more than $10 million not specifically identified in the approved budgets; and

  the approval of the sale or acquisition, including related borrowings, of the Company’s real estate.

     The detailed authorities and responsibilities of the Board of Directors, the Chief Executive Officer and the executive officers are set out in the Company’s Articles of Incorporation and Organizational Regulations. Please refer to http://ir.logitech.com for copies of these documents.

Means by Which the Board of Directors Supervises Executive Officers

     The Board of Directors is regularly informed on developments and issues in Logitech’s business, and monitors the activities and responsibilities of the executive officers in various ways.

  At each regular Board meeting the Chief Executive Officer reports to the Board of Directors on developments and important issues. The Chief Executive Officer also provides regular updates to the Board members regarding Logitech’s business between the dates of regular Board meetings.

  The offices of Chairman and Chief Executive Officer are separated, to help ensure balance between leadership of the Board and leadership of the day-to-day management of Logitech.

  Executive officers and other members of senior management, at the invitation of the Board, regularly attend portions of meetings of the Board and its Committees to report on the financial results of Logitech, its operations, performance and outlook, and on areas of the business within their responsibility, including risk management and management information systems, as well as other business matters. For further information on participation by executive officers and other members of senior management in Board and Committee meetings please refer to “Board Committees” above.

  There are regular quarterly closed sessions of the non-executive, independent members of the Board of Directors, where Logitech issues are discussed without the presence of executive or non-independent members of the Board or executive officers.

  The Board holds quarterly closed sessions, where all Board members meet without the presence of non-Board members, to discuss matters appropriate to such sessions, including organizational structure and the hiring and mandates of executive officers.

  There are regularly scheduled reviews at Board meetings of Logitech strategic and operational issues, including discussions of issues placed on the agenda by the non-executive members of the Board of Directors.

  The Board reviews and approves significant changes in Logitech’s structure and organization, and is actively involved in significant transactions, including acquisitions, divestitures and major investments.

  All non-executive Board members have access, at their request, to all internal Logitech information.

  The head of the Internal Audit function reports to the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has been an officer or employee of Logitech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders may contact the Board of Directors about bona fide issues or questions about Logitech by sending an email to generalcounsel@logitech.com or by writing the Corporate Secretary at the following address:

Logitech International S.A.
Attn: Corporate Secretary
Moulin du Choc D
1122 Romanel-sur-Morges, Switzerland

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AS OF JUNE 30, 2008

     In accordance with the proxy statement rules under U.S. securities laws, the following table shows the number of our shares beneficially owned as of June 30, 2008 by:

  each person or group known by Logitech, based on filings pursuant to Section 13(d) or (g) under the U.S. Securities Exchange Act of 1934 or notifications to the Company under applicable Swiss laws, to own beneficially more than 5% of our outstanding shares as of June 30, 2008;

  each director and each nominee for director;

  the persons named in the Summary Compensation Table in the Compensation Report; and

  all directors and executive officers as a group.

				Total as a
	Number	Options	Total	Percentage
	of Shares	Exercisable	Beneficial	of Shares
Beneficial Owner	Owned(1)	Within 60 Days(2)	Ownership	Outstanding(3)
5% Shareholders:
Entities affiliated with Fidelity(4)	9,006,810	—	9,006,810	5.0%
Thornburg Investment Management(5)	11,922,284	—	11,922,284	6.7%

Directors, not including the Chairman:
Gary Bengier	5,100	60,000	65,100	*
Daniel Borel	11,150,000	—	11,150,000	6.2%
Matthew Bousquette	10,000	60,000	70,000	*
Erh-Hsun Chang(6)	148,000	435,000	583,000	*
Kee-Lock Chua	10,051	130,000	140,051	*
Sally Davis	2,672	10,000	12,672	*
Richard Laube (Board Nominee)	53,000	—	53,000	*
Robert Malcolm	4,278	10,000	14,278	*
Monika Ribar	1,400	85,000	86,400	*

Executive Officers:
Guerrino De Luca	328,036	2,533,124	2,861,160	1.6%
Gerald Quindlen	—	115,000	115,000	*
Mark Hawkins	3,279	—	3,279	*
David Henry(7)	18,346	384,548	402,894	*
Junien Labrousse(7)	23,340	332,500	355,840	*
L. Joseph Sullivan	1,983	—	1,983	*
Current Directors and Executive Officers,
as a Group(15)	11,759,485	4,155,172	15,914,657	8.9%
____________________

*	Less than 1%

(1)	Each director or executive officer has sole voting and investment power over the shares reported in accordance with SEC rules, subject to community property laws where applicable. Unless otherwise noted below, the address of each beneficial owner that is a director or a nominee for director is c/o Logitech International S.A., Moulin du Choc D, Romanel-sur-Morges, Switzerland, and the address of each beneficial owner that is an executive officer is c/o Logitech Inc., 6505 Kaiser Drive, Fremont, California, 94555.

(2)	Includes shares represented by vested, unexercised options as of June 30, 2008 and options that are expected to vest within 60 days after June 30, 2008. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Based on 178,687,306 shares outstanding on June 30, 2008.

(4)	Based solely on information supplied by FMR LLC in a notification to the Company on November 29, 2007 provided under Swiss law reporting ownership of Logitech’s shares as of November 28, 2007. According to the notification direct and indirect subsidiaries of FMR LLC hold 9,006,810 shares as of such date on behalf of funds managed by and clients of direct and indirect subsidiaries of FMR LLC. FMR LLC is the parent holding company of Fidelity Management & Research Company, investment manager for US mutual funds, and Fidelity Management & Trust Company, a US state chartered bank which acts as a trustee or investment manager of various pension and trust accounts. The address of the entities affiliated with Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	Based solely on information supplied by Thornburg Investment Management in a notification to the Company on May 22, 2008 provided under Swiss law reporting ownership of Logitech’s shares as of April 25, 2008. According to the notification Thornburg Investment Management holds 11,922,284 shares as of such date as an investment manager on behalf of its investment clients. The address of Thornburg is 119 East Marcy Street, Santa Fe, New Mexico 87501.

(6)	Includes 30,000 shares issuable upon options that are exercisable within 60 days after June 30, 2008.

(7)	Includes 40,000 shares issuable upon options that are exercisable within 60 days after June 30, 2008.

DIRECTOR SHARE OWNERSHIP GUIDELINES

     The Board of Directors adopted share ownership guidelines for members of the Board of Directors effective June 2006. Directors are required to own at least 5,000 Logitech shares. Directors are required to achieve the guideline within three years of joining the Board, or, in the case of directors serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Board from time to time. As of June 30, 2008, each director had either satisfied these ownership guidelines or had time remaining to do so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OUR POLICIES

     It is our policy that all employees must not engage in any activities which could conflict with Logitech’s business interests, which could adversely affect its reputation or which could interfere with the fulfillment of the responsibilities of the employee’s job, which at all times must be performed in the best interest of Logitech. In addition, Logitech employees may not use their position with Logitech, or Logitech’s information or assets, for their personal gain or for the improper benefit of others. These policies are included in our Conflict of Interest and Business Ethics Policy, which covers our directors, executive officers and other employees. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Audit Committee.

NASDAQ RULES AND SWISS BEST CORPORATE GOVERNANCE PRACTICES

     Nasdaq rules defining “independent” director status also govern conflict of interest situations, as do Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. As discussed above, each of our directors other than Mr. Borel, Mr. De Luca and Mr. Chang qualifies as “independent” in accordance with the Nasdaq rules. If elected by shareholders, Mr. Laube will also qualify as “independent” and Mr. Quindlen will be not “independent”. The Nasdaq rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The Nasdaq independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SEC RULES

     In addition to the Logitech and Nasdaq policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Logitech and a director or executive officer or persons and entities affiliated with them. There were no such transactions in fiscal year 2008 that require disclosure. Since April 1, 2007, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest other than in connection with the following transactions: We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Swiss and California law.

     None of the following persons has been indebted to Logitech or its subsidiaries at any time since the beginning of fiscal year 2008: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

INDEPENDENT PUBLIC ACCOUNTANTS

     Under Logitech’s Articles of Incorporation the shareholders elect the Company’s independent auditors each year at the Annual General Meeting. Re-election is permitted.

     Logitech’s consolidated and statutory auditors are currently PricewaterhouseCoopers S.A., Lausanne, Switzerland. PricewaterhouseCoopers S.A. assumed its first audit mandate for Logitech in 1988. They were re-elected by the shareholders as Logitech’s consolidated and statutory auditors at the Annual General Meeting in June 2007. For purposes of U.S. securities law reporting, PricewaterhouseCoopers LLP of San Jose, California, serves as the Company’s independent registered public accounting firm, and provided an opinion to shareholders on Logitech’s consolidated financial statements filed with the SEC on Logitech’s Annual Report on Form 10-K for fiscal year 2008. Together, PricewaterhouseCoopers S.A. and PricewaterhouseCoopers LLP are referred to as “PwC”.

     As appointed by the Board, the Audit Committee is responsible for supervising the performance of the Company’s independent auditors, and recommends the election or replacement of the independent auditors to the Board of Directors.

     Representatives of PwC are invited to attend all regular meetings of the Audit Committee. During fiscal year 2008, PwC representatives attended all nine Audit Committee meetings. The Committee twice met separately with representatives of PwC in closed sessions of Committee meetings.

     On a quarterly basis, PwC reports on the findings of their audit and/or review work including their audit of Logitech’s internal controls over financial reporting. These reports include their assessment of critical accounting policies and practices used, alternative treatments of financial information discussed with management, and other material written communication between PwC and management. At each quarterly Board meeting the Audit Committee reports to the full Board on the substance of the Committee meetings during the quarter. On an annual basis, the Audit Committee approves PwC’s audit plan and evaluates the performance of PwC and its senior representatives in fulfilling its responsibilities. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the independent auditors, subject to shareholder approval. The Audit Committee reviews the annual report provided by PwC as to its independence.

AUDIT AND NON-AUDIT FEES

     In addition to the audit services PwC provides with respect to Logitech’s annual audited consolidated financial statements and other filings with the Securities and Exchange Commission, PwC has provided non-audit services to Logitech in the past and may provide them in the future. Non-audit services are services other than those provided in connection with an audit or a review of Logitech’s financial statements. The Audit Committee of the Board of Directors determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

     During fiscal year 2008, PwC performed the following non-audit services that were approved by the Audit Committee: tax planning and compliance advice, consultations regarding share-based compensation and expatriate tax services.

     The following table sets forth the aggregate fees billed to us for the audit and other services provided by PwC during the fiscal years ended March 31, 2007 and 2008 (in thousands):

	2008	2007
Audit fees(1)	$2,956	$3,380
Audit-related fees(2)	39	55
Tax fees(3)	835	407
All other fees(4)	27	7
Total	$3,857	$3,849
____________________

(1)	Audit fees. This category represent fees for professional services provided in connection with the audit of our financial statements, the audit of our internal control over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees. This category represents consultation on issues such as acquisition accounting, review and testing of the impact of new accounting pronouncements, and other topics.

(3)	Tax fees. This category represents fees for tax compliance, assistance with tax audits, tax advice and tax planning.

(4)	All other fees. This category primarily represents export compliance services.

PRE-APPROVAL PROCEDURES AND POLICIES

     The Audit Committee pre-approves all audit and non-audit services provided by PwC. This pre-approval must occur before the auditor is engaged. The Audit Committee pre-approves categories of non-audit services and a target fee associated with each category. Usage of PwC fees against the target is presented to the Audit Committee at each in-person quarterly meeting, with additional amounts requested as needed. Services that last longer than a year must be re-approved by the Audit Committee.

     The Audit Committee can delegate the pre-approval ability to a single independent member of the Audit Committee. The delegate must communicate all services approved at the next scheduled Audit Committee meeting. The Audit Committee or its delegate can pre-approve types of services to be performed by PwC with a set dollar limit per type of service. The Vice President, Corporate Controller is responsible for ensuring that the work performed is within the scope and dollar limit as approved by the Audit Committee. Management must report to the Audit Committee the status of each project or service provided by PwC.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is responsible for overseeing Logitech’s accounting and financial reporting processes and audits of Logitech’s financial statements. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Logitech’s financial statements and reports, Logitech’s internal auditors, as well as  PwC, Logitech’s independent auditors, which is responsible for expressing an opinion on the conformity of Logitech’s audited financial statements to generally accepted accounting principles.

     The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found on our website at http://ir.logitech.com. To view the charter, select “Audit Committee Charter” under “Corporate Governance”.

     In performing its responsibilities, the Committee has reviewed and discussed, with management and the independent auditors, the audited consolidated financial statements in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008. The Audit Committee has also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”.

     Pursuant to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, the Committee received written disclosures and the letter from the independent auditors, and discussed with the auditors their independence.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

Submitted by the Audit Committee of the Board

Monika Ribar, Chairman
Gary Bengier
Sally Davis

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Effective April 1, 2008, Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our shares on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company shares by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf. Our executive officers and directors were not subject to Section 16(a) during fiscal year 2008.

COMPENSATION REPORT 2008

INTRODUCTION

     Logitech has designed its compensation programs to attract, retain and motivate the high caliber of executives, managers and staff that is critical to the long-term success of its business.

     This Compensation Report has been designed to comply with the proxy statement rules under U.S. securities laws as well as Swiss regulations and best corporate governance practices. This Report is an integrated part of our Invitation and Proxy Statement for our 2008 Annual General Meeting.

REPORT OF THE COMPENSATION COMMITTEE

     The Logitech Compensation Committee, which is composed solely of independent members of the Logitech Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Compensation Report with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Logitech’s 2008 Invitation and Proxy Statement and Annual Report.

Compensation Committee
MATTHEW BOUSQUETTE, Chairman
KEE-LOCK CHUA
ROBERT MALCOLM

     Compensation Discussion and Analysis

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

     Logitech’s executive compensation programs have been designed to:

  be competitive with comparable companies in the industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value; and

  support a performance-oriented environment that rewards superior performance.

     An important component of Logitech’s executive compensation philosophy is to pay executives at or near the median of peers that compete for similar executive talent, and that individual performance and importance to Logitech should be reflected in the compensation of individual executives. However, while compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation

Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, retaining and motivating executives and employees.

ROLE OF THE COMPENSATION COMMITTEE

     The Compensation Committee reviews and approves our compensation programs, including the specific compensation of our Chairman, our President and Chief Executive Officer, and our other executive officers, all of whom are our executive officers named in the Summary Compensation Table for fiscal year 2008, below.

     Under the Compensation Committee’s charter, the Committee has the authority to engage its own advisors (including compensation consultants) to assist it in carrying out its responsibilities. In February 2008 the Committee retained Frederic W. Cook & Co., Inc. (Fred Cook) to provide analysis, advice and guidance with respect to executive compensation. The Committee had not formerly retained its own advisors. Fred Cook was not involved in developing fiscal year 2008 Logitech executive officer compensation. Fred Cook only provides services to the Compensation Committee, and has not provided and is not providing other services to the Company or its management.

ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

     While the Compensation Committee sets the compensation of our CEO and other executive officers, it looks to management to make recommendations to the Committee with respect to both overall guidelines and specific compensation decisions. Logitech’s fiscal year 2008 executive officer compensation proposals to the Compensation Committee were primarily developed by Logitech’s Vice President of Worldwide Human Resources and executive compensation staff, in consultation with Guerrino De Luca, Logitech’s former Chief Executive Officer and current Chairman (other than with respect to his own proposed compensation).

     In developing the proposed base salary, bonus targets and goals, and stock option grant recommendation for each executive officer (other than the CEO) Logitech’s Vice President of Worldwide Human Resources and executive compensation staff reviewed peer group data (further discussed below) and, in conjunction with Mr. De Luca, also considered the executive’s experience, past achievement at the Company and the anticipated value of the executive’s future contribution to Logitech. No compensation consultants were retained by management in developing fiscal year 2008 executive officer compensation.

     The proposed base salary, bonus targets and stock option grant recommendation for Mr. De Luca for fiscal year 2008 were developed by Logitech’s Vice President of Worldwide Human Resources and executive compensation staff, in consultation with Logitech’s co-founder and Chairman until January 1, 2008, Daniel Borel.

     In January 2008 Mr. De Luca retired as Chief Executive Officer and became executive Chairman of the Company, and Gerald P. Quindlen succeeded Mr. De Luca as Chief Executive Officer. The Committee set Mr. Quindlen’s cash compensation for the period of January 1, 2008 to March 31, 2008 equal to what would have been Mr. De Luca’s compensation as CEO for that time period.

     Once the Compensation Committee received the recommendations from management, it made all decisions regarding executive officer fiscal year 2008 compensation without Mr. De Luca or any executive officer present. The Committee considered, but was not in any way bound by, the recommendations made by management. The Committee accepted the recommendations as proposed.

DETERMINING TOTAL COMPENSATION

Overview

     The Compensation Committee considers a variety of factors when determining total executive compensation, including:

  Competitive considerations.

  Subjective elements, such as the scope of the executive’s role, experience and skills, and the individual’s performance during the fiscal year.

  The performance of Logitech.

  Accrued and realized gains from past equity incentive awards.

Competitive considerations

     We attempt to compensate our executive officers competitively relative to industry peers. In order to evaluate Logitech’s competitive position in determining fiscal year 2008 executive compensation, Logitech management created a custom peer group for Logitech. The companies were selected based on (i) involvement in the PC-based consumer electronics industry, or (ii) revenues approximately equal to Logitech’s and a presence near Silicon Valley. Logitech ranked at approximately the 25th percentile of the peer group in terms of annual sales, net income and market capitalization at the time of the review in March 2007. The competitive market data used by management included a widely recognized external compensation survey, as well as data disclosed in the peer companies’ proxy statements.

     The peer group companies used by management in developing fiscal year 2008 executive compensation recommendations were as follows:

Apple	Hewlett Packard	NetApp
Broadcom	Intuit	NVIDIA
Dell	Juniper Networks	Plantronics
eBay	KLA Tencor	Sandisk
Electronic Arts	Level 3 Communications	Symantec
Expedia	Lexmark International	Virgin Media Inc.
Fiserv

     Although Logitech is a Swiss company, Logitech primarily competes for executive management talent with technology companies in the United States, and particularly in the high-technology area of Silicon Valley in the San Francisco Bay Area. As a result, the peer group data consisted primarily of U.S. public technology companies.

Logitech’s compensation targeting

     Logitech seeks to be at the median for total compensation, and for components of compensation, for its executives against the companies with whom it competes for executive talent, based on the peer group and survey data. Logitech’s total executive compensation has generally been at or below the median, as discussed further below under the heading “Elements of Compensation/Executive Compensation Practices”. In addition, the compensation paid to a particular executive officer may vary from the median based on considerations of the factors listed above under the heading “Overview”.

Effect of individual performance

     The differences in compensation among the individual executive officers, as disclosed in the Summary Compensation Table below, were primarily related to market compensation in each position, a subjective assessment of the executive’s impact on the Company’s past and future performance, succession planning and retention. The Compensation Committee does not review executive officers’ individual performance against pre-established individual performance metrics devised by the Compensation Committee, between the Compensation Committee and the respective executive, or otherwise.

Effect of realized compensation on future pay decisions

     The Compensation Committee considers actual realized compensation received in determining if our compensation programs are meeting their objectives of pay-for-performance and retention. The Compensation Committee generally does not reduce compensation plan targets based on realized compensation, as we do not want to create a disincentive for exceptional performance. However, the possible cash compensation increases and the amount of equity incentive awards may be adjusted based on actual realized compensation. As an example, Daniel Borel, our Chairman until January 1, 2008, and one of our co-founders, received a base salary and the same target bonus opportunity as Mr. De Luca while Mr. De Luca was CEO, but never received any stock option grants or other equity compensation from the Company in recognition of Mr. Borel’s large Logitech shareholdings. In addition, Mr. De Luca’s total annual compensation as CEO over the last few fiscal years was typically below that of other high-technology company CEOs, in recognition of his realized and accrued option gains as a result of the significant share price appreciation of the Company over the time Mr. De Luca served as CEO.

Other factors

     To further assess the appropriateness of compensation, the Compensation Committee also reviews pay mix, to ensure a significant portion of pay is at-risk. The Committee also reviews total compensation statements, also known as “tally sheets”, which set out the amount of each pay component as well as the sum of all remuneration in order to gauge the reasonableness of each element and the total potential expense. For newly hired executives, consideration is given to the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Logitech.

     In determining Mr. De Luca’s 2008 compensation the Compensation Committee reviewed and considered the same data as for other executive officers, as discussed above, but also considered the following:

  Internal pay equity data; and

  Mr. De Luca’s total stock option position.

Timing of compensation decisions

     Executive cash compensation (base salary plus target bonus) is typically reviewed at the Compensation Committee’s March meeting in an effort to align cash compensation changes to the fiscal year, which begins in April. Compensation increases are not automatic each year and are largely dependent upon relative pay rates for the industry and Company and individual performance. In addition, at the March meeting the Committee typically considers the equity incentive award grant for the CEO and, if applicable, the Chairman. The Committee typically considers the equity incentive award grants for the other executive officers at its September meeting, as part of the Company’s yearly employee equity incentive grant cycle. However, the Committee may also make executive compensation decisions at other times during the fiscal year in the event of an executive new hire or promotion or other reasons.

ELEMENTS OF COMPENSATION / EXECUTIVE COMPENSATION PRACTICES

     The principal components of our executive compensation programs are:

  Base salary.

  Short-term cash incentive awards.

  Long-term equity incentive awards.

     Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans, and our employee share purchase plans, which are generally available to our employees. We also provide limited perquisites, as described below.

     The following table outlines our objectives for each of the principal components of executive compensation.

Element of Compensation	Objective
Base salary	Reward individuals’ current contributions to the company Compensate individuals for their expected day-to-day performance
Short-term cash incentive awards
  Align executive compensation with annual and semi-annual performance

  Make a significant portion of the executive’s yearly cash compensation variable and subject to the achievement of company business goals.

  Motivate and reward the executive for above-target performance

Long-term equity incentive awards	Directly align executive and shareholder interests Provide a direct incentive for future performance

     In determining how we allocate an executive’s total compensation package among these various principal components, we emphasize compensation elements that reward performance against measures that correlate closely with increases in shareholder value. Accordingly, a significant portion of our executive compensation is at-risk, including the short-term cash incentive awards and long-term equity incentive awards. Our CEO and other executive officers have a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to Logitech’s other employees. We believe this is appropriate because our executive officers have the greatest influence on Logitech’s performance. Long-term equity incentive awards, which for fiscal year 2008 consisted solely of stock options, represent the largest component of pay in order to encourage sustained long-term performance and ensure alignment with Logitech’s shareholders.

     The charts below indicate the percentage of total compensation costs in fiscal year 2008 represented by base salary, short-term cash incentives (bonus payments), and long-term equity incentive awards for each of Guerrino De Luca, Gerald Quindlen and all other executive officers. All underlying figures are taken from the Summary Compensation Table.

Base salary

     Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to Logitech and compensate them for their expected day-to-day performance. In setting base salary levels for fiscal year 2008, the Compensation Committee considered, in its reasoned business judgment, the executive’s experience, past achievement of the executive at the Company, the anticipated value of the executive’s future contribution to Logitech, and competitive pay practices. Of these factors, competitive pay practices were the primary determinant of base salaries.

     Mr. De Luca’s base salary as CEO was $750,000 in fiscal year 2008. He retired as CEO and was appointed as Chairman on January 1, 2008. His base salary was reduced to $550,000 on February 1, 2008. Mr. Quindlen’s base salary was increased from $550,000 to $750,000 upon his appointment as CEO on January 1, 2008. The base salary for the other executive officers during fiscal year 2008 is set out in the Summary Compensation Table.

     In aggregate, base salaries for the executive officers for fiscal year 2008 are at or above the median of the peer group and survey data, with the exception of the base salary for Mr. Quindlen, which is below the median.

Short-term cash incentive awards

     Short-term cash incentive awards link cash incentives to Logitech’s annual and semi-annual performance, make a significant portion of the executive’s yearly cash compensation variable and subject to the achievement of Logitech business goals, and motivate and reward executives for above-target performance. In fiscal year 2008 short-term cash incentive awards were made to Logitech’s executive officers through Logitech’s Fiscal Year 2008 Chairman / CEO Plan and Logitech’s Fiscal Year 2008 Director / VP Bonus Plan (the “Bonus Plans”).

     Mr. De Luca was the sole participant in the Fiscal Year 2008 Chairman / CEO Bonus Plan. All other executive officers, including Mr. Quindlen, participated in the Fiscal Year 2008 Director / VP Bonus Plan.

     Under the Bonus Plans executive officers and others selected for participation were eligible to receive cash bonuses based on the performance of the Company or the participants’ business or functional unit, or both, against fiscal year 2008 target performance measures. For each participant there was a minimum performance threshold, below which no bonus amount would be paid. Above-target performance could be rewarded with a 2 for 1 or a 3 for 1 award payout, for each percentage by which actual performance exceeded certain thresholds. Further details on the Bonus Plans are set out below.

Performance measures for fiscal year 2008 Bonus Plans

     The Bonus Plans funding was based on two key performance measures in fiscal year 2008:

Performance Measure	Why It is Used	Measurement Basis
Revenue	Revenue growth is an essential component of long-term success and viability and enables future strategic investments.	Generally Accepted Accounting Principles (GAAP).

Operating Income	Generating an increase in per-share value for investors is a priority, as operating profit allows Logitech to re-invest in R&D, operations and people for future success.	Generally Accepted Accounting Principles (GAAP), excluding stock-based compensation expense

     Historically, the performance goals for most executives under Logitech’s bonus plans, with some exceptions, have been set at the Company level in the belief that executives should generally be motivated and rewarded for total Logitech performance rather than by the performance of the particular business unit or function for which the executive is responsible. Those limited number of executives whose performance goals under Logitech’s bonus plans were not solely based on Company performance generally had 50% or 75% of their bonus subject to Company performance and 50% or 25% subject to achievement by their business unit or functional group.

     The Fiscal Year 2008 Chairman / CEO Bonus Plan was measured on an annual basis. The Fiscal Year 2008 Director / VP Bonus Plan was measured on a semi-annual basis. For all executive officers the revenue and operating income goals in the Bonus Plans were set equal to Logitech’s fiscal year 2008 business plan as approved by the Board, except that part of the bonus and revenue goals for Junien Labrousse were based on the performance of the product group. Please see further details below under the heading “Bonus Plans performance targets and results for fiscal year 2008”.

Timing of bonus payments

     If earned, the annual bonus is paid to the Chairman and the Chief Executive Officer in one installment in May for the fiscal year ended March 31, and the semi-annual bonuses are generally paid to the other executive officers in November and May for the two fiscal six-month performance periods.

Formula used

     The formula for determining the bonus awards in fiscal year 2008 was as follows:

Executive’s eligible wages	X	Executive’s target bonus percentage(1)	X	Bonus Plan funding percentage(2)	=	Annual or semi-annual bonus award

(1)	Expressed as a percentage of base salary.

(2)	Based on achievement against target performance measures, including a potential for a 2 for 1 or a 3 for 1 increase in the funding percentage for each percentage by which actual performance exceeds target performance thresholds.

     The target performance measures under the Bonus Plans for fiscal year 2008 are disclosed in the table below under the heading “Bonus Plans performance targets and results for fiscal year 2008”.

Executive officer bonus targets

     Guerrino De Luca, our CEO until January 1, 2008 and Chairman from January 1, 2008 to the end of the fiscal year, was eligible for an annual target bonus of 100% of his base salary under the Fiscal Year  2008 Chairman / CEO Bonus Plan. Gerald Quindlen, our CEO beginning January 1, 2008, was eligible for a target bonus of 75% of his base salary under the Fiscal Year 2008 Director / VP Bonus Plan until his promotion to CEO, at which time his target bonus was increased to 100% of base salary earned from January 1 to March 31, 2008. Mr. Quindlen’s annual target bonus was divided into semi-annual bonus targets. The maximum bonus for both Mr. De Luca and Mr. Quindlen was 300% of base salary. The minimum performance before any bonus payment was 80% of the target performance, except for that Mr. Quindlen the minimum performance for Logitech operating income in the first half of the fiscal year 2008 was 70% of the target performance.

     All of Logitech’s other executive officers were eligible for annual target bonuses ranging from 50% to 67% of their base salaries, depending on their positions, with a maximum bonus of 300% of their base salaries. The minimum performance before any bonus payment was 80% of the target performance, except that the minimum performance for Logitech operating income in the first half of fiscal year 2008 was 70% of the target performance. In each case, the annual target bonus was divided into semi-annual bonus targets.

     The target bonus opportunities and actual bonus payouts for executive officers in fiscal year 2008 are in aggregate below the median of the peer group and survey data.

Bonus Plans performance targets and results for fiscal year 2008

     The performance targets and actual results from the Bonus Plans in fiscal year 2008 are set out in the following table:

			Minimum		Maximum
	FY08		Performance	Performance	Performance
	Measurement		Target	Target	Target	Actual	Performance/
Executive	Period	Performance Measure	(thousands)	(thousands)	(thousands)	Achievement	Funding(1)
Guerrino De Luca	Full fiscal	Net Sales (50%)	$1,922.56	$2,403.20	$4,013.34	$2,370.50	98.60%
	year	Operating Income
		(50%)	$232.48	$290.60	$485.30	$307.72	111.80%

Gerald Quindlen	1st half	Net Sales (50%)	$822.79	$1,028.49	$1,717.58	$1,025.03	99.70%
	FY 2008	Operating Income
		(50%)	$69.22	$98.89	$165.15	$114.25	146.60%
	2nd half	Net Sales (50%)	$1,099.20	$1,374.00	$2,294.58	$1,345.47	97.90%
	FY 2008	Operating Income
		(50%)	$153.40	$191.75	$320.22	$193.47	101.80%

Junien Labrousse	1st half	Net Sales (50%)	$822.79	$1,028.49	$1,717.58	$1,025.03	99.70%
	FY 2008	Operating Income
		(25%)	$69.22	$98.89	$165.15	$114.25	146.60%
		PG Profit	$214.06	$267.58	$446.86	$276.11	106.40%
		Contribution (25%)(2)
	2nd half	Net Sales (50%)	$1,099.20	$1,374.00	$2,294.58	$1,345.47	97.90%
	FY 2008	Operating Income
		(25%)	$153.40	$191.75	$320.22	$193.47	101.80%
		PG Profit
		Contribution (25%)(2)	$317.83	$397.29	$663.47	$395.34	99.50%

All other executive	1st half	Net Sales (50%)	$822.79	$1,028.49	$1,717.58	$1,025.03	99.70%
officers	FY 2008	Operating Income
		(50%)	$69.22	$98.89	$165.15	$114.25	146.60%
	2nd half	Net Sales (50%)	$1,099.20	$1,374.00	$2,294.58	$1,345.47	97.90%
	FY 2008	Operating Income
		(50%)	$153.40	$191.75	$320.22	$193.47	101.80%

____________________

(1)	The differences between the Performance / Funding percentage and the percentage by which Actual Achievement exceeded or fell below the Performance Target is the result of multipliers that applied if actual performance exceeded thresholds. For Mr. De Luca, for performance above 102% of target performance, a 2X multiplier applied to the percentage attainment over 100%, and for performance above 110% of target performance, a 3x multiplier applied to the percentage over 100%. For all other executive officers, including Mr. Quindlen, the respective performance thresholds were 100% for a 2X multiplier for the percentage attainment over 100% and 110% for a 3X multiplier for the percentage attainment over 100%, except that with respect to Operating Income in the first half of fiscal year 2008, the respective thresholds were 105% and 115%. As an example, in the case of Mr. De Luca, Logitech Operating Income in FY 08 was 105.9% of target. Because this performance was more than 102% of the target, the percentage performance above 100% was multiplied by 2, resulting in Performance Funding of 111.8% for the Operating Income portion of the FY 08 bonus.

(2)	Product Group Profit Contribution, which consists of Logitech operating income before sales & marketing and general & administrative operating expenses.

     All of the executive officers, including Mr. De Luca, received cash bonus awards based solely on the formula funding results prescribed by the above measures, with no additional discretionary adjustments.

Management Performance Bonus Plan and Fiscal Year 2009 Bonus

     In May 2008 the Compensation Committee approved the Logitech Management Performance Bonus Plan, which is intended to comply with Section 162(m) of the U.S. Internal Revenue Code (the “U.S. Tax Code”). The adoption of the Management Performance Bonus Plan with respect to Logitech’s executive officers is subject to the approval of the Company’s shareholders at its 2008 Annual General Meeting. The design of the fiscal year 2009 bonus programs under the new plan is substantially similar to that of the fiscal year 2008 Bonus Plans as described above.

Long-term equity incentive awards

     During fiscal year 2008 the Compensation Committee granted our executive officers long-term equity incentive awards in the form of stock options, in order to align their incentives with the long-term interests of our shareholders, and to provide a direct incentive for future performance. Stock options provide the opportunity to purchase shares at a fixed exercise price, allowing the recipient to benefit from increases in share price from the date of grant. The options have a four-year vesting period, with the options vesting in four equal annual increments, to encourage a long-term perspective and to encourage key employees to remain at Logitech. All options granted to executive officers to date have an exercise price equal to the fair market value of Logitech’s shares on the effective grant date.

Determination of long-term equity incentive awards

     The Compensation Committee or the full Board of Directors is responsible for determining who should receive equity incentive awards, when the awards should be made, the exercise price per share and the number of shares to be granted. Long-term equity incentive awards may be granted only by the Compensation Committee or the full Board of Directors. The Compensation Committee regularly reports its activity, including approvals of grants, to the Board. We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively.

Criteria considered in determining amount of long-term equity incentive awards

     The factors the Compensation Committee uses to determine the amount of equity incentive awards to grant are: market practice, the accrued value of past grants, projected business needs, the projected impact of shareholder dilution, and the associated compensation expense that will be included in our financial statements. The number of net shares granted under Logitech’s equity compensation plans, excluding the Employee Share Purchase Plans, has represented less than 2% of total shares outstanding in each of the last three fiscal years, and we expect to maintain this usage in fiscal year 2009.

Long-term equity incentive awards granted in fiscal year 2008

     During fiscal year 2008 the number of shares subject to equity incentive awards granted to Logitech’s executive officers was determined by the Compensation Committee in their subjective review based on the executive compensation review, accrued value of past grants and individual and corporate performance.

     Mr. De Luca received a stock option grant for 100,000 shares on April 2, 2007 as part of his fiscal year 2008 annual compensation as CEO. Slightly less than half of Mr. De Luca’s total target compensation in fiscal year 2008 was provided through this stock option grant. However, the value of this option grant relative to the peer group was well below median in recognition of Mr. De Luca’s realized and accrued gains from past equity compensation. Mr. De Luca received a stock option grant for 30,000 shares on April 1, 2008 as part of his fiscal year 2009 compensation as Chairman.

     Mr. Quindlen received a stock option grant for 100,000 shares on October 2, 2007 as part of the annual stock option grant process for executives other than the Chairman and CEO. Mr. Quindlen received a grant of 300,000 stock options on October 19, 2007 upon the announcement of his promotion to CEO. He also received a grant for 100,000 stock options on April 1, 2008 as part of his fiscal year 2009 compensation as CEO. The grant on October 19, 2007 was to recognize his promotion and support his long-term interest in increasing shareholder value. The total number of stock options granted to Mr. Quindlen in fiscal year 2008 (400,000) was based upon the mix of compensation components as well as the Compensation Committee’s estimate of Mr. Quindlen’s potential for future contributions to Logitech’s success.

     The option grants made to all Logitech executive officers during fiscal year 2008 are set out in the Grants of Plan-Based Awards in Fiscal Year 2008 table, below. The value of long-term equity incentive awards in the form of stock options granted during fiscal year 2008, excluding promotion grants, was in aggregate well below the peer group and survey data median.

Timing of grants

     Long-term equity incentive award grants to the executive officers are typically and predominantly made at regularly scheduled, predetermined meetings of the Compensation Committee. These meeting are scheduled up to 18 months in advance and take place before the regularly scheduled, predetermined meetings of the full Board. Between the dates of regularly scheduled Compensation Committee meetings, the Compensation Committee makes grants to new hires and promoted employees by consent according to a predetermined schedule. The grant schedule is determined prior to the beginning of the fiscal year. On limited occasions, grants may be made at an interim meeting of the Compensation Committee or of the Board, which generally are scheduled for the purpose of approving the hiring and compensation package for newly hired or promoted executives. The timing of interim meetings, if they occur, is based on the activity which generated the need for the meeting, not the share price.

Stock option exercise price

     The exercise price of a newly granted option (i.e., not an option assumed or granted in relation to an acquisition) is the closing price on Nasdaq on the date of grant, for options denominated in U.S. dollars, and the closing price on the SWX Swiss Exchange on the date of grant, for options denominated in Swiss francs. Options granted to executive officers are typically denominated in U.S. dollars. The grant date may be the day of the Compensation Committee meeting or consent, or a subsequent date shortly after the date of the meeting or consent, but never a date prior to the date of the meeting or consent. The grant date is specified by the Compensation Committee at the time of its approval.

Stock option vesting

     Options granted to executive officers and employees vest 25% per year over four years, in equal increments on each annual anniversary of the original grant date. Grants made prior to fiscal year 2008 to newly-hired employees vest on each annual anniversary of the employee hire date.

OTHER COMPENSATION ELEMENTS

Other cash compensation

     The Compensation Committee may award discretionary bonuses in order to recognize outstanding individual performance or to assist in the retention of key talent. No such discretionary awards were made to the executive officers in fiscal year 2008. However, Mr. Hawkins earned a retention bonus of $150,000 in fiscal year 2008 as discussed in the footnotes to the Summary Compensation Table below.

Deferred compensation plan

     Executive officers based in the United States are also eligible to participate in the Logitech Inc. Management Deferred Compensation Plan, which is an unfunded and unsecured plan that allows employees of Logitech Inc., the Logitech subsidiary in the United States, who earn more than a threshold amount the opportunity to defer U.S. taxes on their base salary and bonus compensation. Under the plan, compensation may be deferred until termination or other specified dates chosen by the participants, and deferred amounts are credited with earnings based on investment benchmarks chosen by the participants. The earnings credited to the participants are funded solely by the plan investments. Logitech does not make contributions to this plan. Information regarding executive officer participation in the Non-Qualified Deferred Compensation Plan can be found in the “Non-Qualified Deferred Compensation for Fiscal Year 2008” table and the accompanying narrative.

Severance and related benefits

     All executive officers are eligible to receive benefits under certain conditions in accordance with Logitech’s Change of Control Severance Agreement (the “Change of Control Agreement”), as described in the section “Potential Payments Upon Termination or Change in Control.”

     The purpose of the Change of Control Agreements is to support retention in the event of a prospective change of control. Should a change of control occur, benefits will be paid after a “double trigger” event as described in “Potential Payments Upon Termination or Change in Control.” Other than in the case of the Change of Control Agreement for Mr. Quindlen, benefits are capped at the amounts prescribed under Sections 280G and 4999 of the U.S. Tax Code and Logitech does not provide payments to reimburse its executive officers for additional taxes incurred (also known as gross-ups) in connection with a change of control.

     The Change of Control Agreement with Mr. Quindlen provides a tax gross-up to reimburse him for any additional taxes incurred under Section 280G of the U.S. Tax Code in connection with a change of control. This additional benefit was provided to Mr. Quindlen to be competitive with terms for other peer CEOs. In addition, under Mr. Quindlen’s employment agreement, if his employment is involuntarily terminated without cause Mr. Quindlen is entitled to his base salary and target bonus as described in “Potential Payments Upon Termination or Change in Control.” This term in Mr. Quindlen’s agreement is intended to provide consideration for his service to Logitech and the potential length of time until subsequent employment is secured if he is involuntarily terminated without cause.

     To determine the level of benefits to be provided under each change of control agreement, the Committee considered the circumstances of each type of severance, the impact on shareholders, and market practices.

Perquisites

     Logitech’s executive officer benefit programs are substantially the same as for all other eligible employees, with the exception that Mr. De Luca is provided with the use of a car and driver for commuting to and from the Company’s office. This allows Mr. De Luca to efficiently use what may otherwise be long commute times for conducting business. Expenses related to the use of a car and driver are imputed as income to Mr. De Luca and the additional tax liabilities are paid by Logitech by a gross-up payment.

Other Benefits

     Logitech’s executive officers are eligible to receive the same benefits as all other employees, including the following:

  Company contributions to defined contribution retirement programs, such as the Logitech Inc. 401(k).

  Health, welfare and life insurance benefits.

  Opportunity for participation in the Logitech Employee Share Purchase Plans.

OTHER COMPENSATION POLICIES

Derivatives

     We do not permit any Company insiders, including officers and directors, to trade in puts, calls, warrants or other derivative Logitech securities traded on an exchange or in any other organized securities market.

Recovery of compensation for restatements and misconduct

     We do not have a general policy regarding the recovery of compensation following a financial restatement; however, our Logitech International S.A. 2006 Stock Incentive Plan and our Logitech Management Performance Bonus Plan provide that awards under the plans are suspended or forfeited if the plan participant:

  has committed an act of embezzlement, fraud or breach of fiduciary duty;

  makes an unauthorized disclosure of any Logitech trade secret or confidential information; or

  induces any customer to breach a contract with Logitech.

     Any decision to suspend or cause a forfeiture of any award held by an executive officer is subject to the approval of the Board of Directors.

Additional tax considerations

U.S. Tax Code Section 162(m)

     Effective April 1, 2008 we are limited by Section 162(m) of the U.S. Tax Code to a deduction for U.S. federal income tax purposes of up to $1,000,000 of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The Compensation Committee considers the implications of Section 162(m) of the U.S. Tax Code in setting and determining executive officer long-term equity incentive award grants and, since April 1, 2008, in setting short-term cash incentive award compensation.

     The Logitech International S.A. 2006 Stock Incentive Plan approved by our shareholders in 2006 permits certain grants of awards under that plan to qualify as “performance-based compensation”. In May 2008 the Compensation Committee adopted the Logitech Management Performance Bonus Plan to qualify bonus payments to executives under Section 162(m). This plan is subject to approval by our shareholders at our 2008 Annual General Meeting. Bonuses paid under our fiscal year 2008 Bonus Plans did not qualify under Section 162(m). Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the Committee believes it to be in the best interests of the Company and its shareholders.

     In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences, including the impact of the Financial Accounting Standard Board’s Statement of Financial Accounting Standards 123(R), of its decisions in determining the forms of different equity awards.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008

     The following table provides information regarding the compensation and benefits earned during fiscal year 2008 by:

  Mr. De Luca and Mr. Quindlen, our Chief Executive Officers during fiscal year 2008;

  Mr. Hawkins, our Chief Financial Officer; and

  The three other most highly compensated individuals who were serving as executive officers of Logitech at the end of fiscal year 2008.

     For more information, please refer to “Compensation Disclosure and Analysis,” as well as “Narrative Disclosure to Summary Compensation Table” and “Narrative Disclosure to Grants of Plan-Based Awards Table.”

						Changes in
					Non-equity	Nonqualified
					Incentive Plan	Deferred	All Other
				Option	Compensation	Compensation	Compensation
Name and Principal Position	Salary ($)(1)	Bonus ($)		Awards ($)(2)	($)(3)	Earnings($)(4)	($)(5)	Total ($)
Guerrino De Luca	$719,231	—		$1,218,991	$754,074	—	$42,178	2,734,474
Chairman of the Board
and former President
and Chief Executive
Officer

Gerald Quindlen	516,154	—		929,889	518,215	—	8,697	1,972,955
President and Chief
Executive Officer

Mark J. Hawkins	430,000	150,000	(6)	519,377	311,552	—	8,346	1,419,275
Sr. Vice President,
Finance and
Information
Technology, and Chief
Financial Officer

David Henry	440,000	—		568,171	294,275	—	9,595	1,312,041
Sr. Vice President,
Customer Experience
and Chief Marketing
Officer

Junien Labrousse	660,000	—		765,908	469,534	—	11,048	1,906,490
Executive Vice-
President, Products

L. Joseph Sullivan	330,000	—		309,251	183,922	—	8,937	832,110
Sr. Vice President,
Worldwide Operations

Total	$3,095,385	$150,000		$4,311,587	$2,531,572	—	$88,801	10,177,345

____________________

(1)

Each of Mr. Hawkins and Mr. Labrousse deferred a portion of his non-equity incentive plan compensation, and Mr. Sullivan deferred a portion of his salary and non-equity incentive plan compensation, under Logitech Inc.’s. Management Deferred Compensation Plan. The deferred amounts for each of Mr. Labrousse, Mr. Sullivan and Mr. Hawkins are included in the Base Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table above, as well as in the Non-Qualified Deferred Compensation Table below. Each of the executive officers also contributed a portion of his salary to Logitech’s 401(k) Plan.

(2)

Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008, in compliance with FAS 123R, for stock options granted in fiscal year 2004 through fiscal year 2008. These amounts reflect Logitech’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the executive officers with respect to these awards. The key assumptions for the valuation of the options are presented in Note 12 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2008 filed with the SEC on May 30, 2008.

(3)	Reflects amounts earned under the Fiscal Year 2008 Chairman / CEO Bonus Plan (for Mr. De Luca) and the Fiscal Year 2008 Director / VP Bonus Plan (for all other executive officers).

(4)

Each of Mr. Hawkins, Mr. Labrousse and Mr. Sullivan had negative earnings during fiscal year 2008 on his balance in the Logitech Inc. Management Deferred Compensation Plan. Because the earnings are negative Logitech has elected not to include them in the Summary Compensation Table. For details see the Non-Qualifed Deferred Compensation Table below.

(5)	Details regarding the various amounts included in this column are provided in the following table entitled “All Other Compensation Table for Fiscal Year 2008”.

(6)

Pursuant to a letter agreement between Mr. Hawkins and Logitech dated March 4, 2006, when he joined Logitech, Logitech agreed to pay Mr. Hawkins a hire-on bonus of $150,000 payable in the first payroll of fiscal year 2008, if still employed by Logitech. This amount reflects that payment.

All Other Compensation Table for Fiscal Year 2008

			Group
	Car and		Term Life
	Driver	401(k) Plan	Insurance
Name	($)(1)	($)(2)	($)	Total ($)
Guerrino De Luca	$28,348	$6,665	$7,165	$42,178
Gerald Quindlen	—	6,929	1,768	8,697
Mark J. Hawkins	—	6,888	1,458	8,346
David Henry	—	7,304	2,291	9,595
Junien Labrousse	—	8,481	2,567	11,048
L. Joseph Sullivan	—	6,916	2,021	8,937
____________________

(1)

Represents the cost of $15,224 to Logitech related to Mr. De Luca’s occasional use of a company car and driver to and from work, and a tax gross-up of payment of $12,824 relating to the income imputed to Mr. De Luca as a result.

(2)	Represents 401(k) savings plan matching contributions, which are available to all of our regular employees who are on our U.S. payroll.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

     The following table sets forth certain information regarding grants of plan-based awards to each of our executive officers during fiscal year 2008. For more information, please refer to “Compensation Disclosure and Analysis.”

				Estimated Possible Payouts Under			Number of	Exercise Price	Grant Date
				Non-Equity Incentive Plan Awards(1)			Securities	of Option	Fair Value of
		Grant Date	Approval	Threshold	Target	Maximum	Underlying	Awards	Option Awards
Name	Type	(MM/DD/YY)	Date	($)	($)	($)	Options (#)(2)	($/Share)	($)(3)
Guerrino De Luca	Option	04/01/07	03/28/07	—	—	—	100,000 (4)	$27.95	$950,000
	FY 08 Bonus	N/A	N/A	$575,385	$719,231	$2,157,693

Gerald Quindlen	Option	10/02/07	09/26/07	—	—	—	100,000 (5)	30.09	903,000
	Option	10/19/07	10/15/07	—	—	—	300,000 (6)	34.39	3,096,000
	1H Bonus	N/A	N/A	77,344	206,250	618,750
	2H Bonus	N/A	N/A	116,250	290,625	871,875

Mark J. Hawkins	Option	10/02/07	09/26/07	—	—	—	60,000	30.09	541,800
	1H Bonus	N/A	N/A	104,813	139,750	419,250
	2H Bonus	N/A	N/A	111,800	139,750	419,250

David Henry	Option	04/02/07	03/28/07	—	—	—	50,000	27.95	475,000
	Option	10/02/07	09/26/07	—	—	—	50,000	30.09	451,500
	1H Bonus	N/A	N/A	99,000	132,000	396,000
	2H Bonus	N/A	N/A	105,600	132,000	396,000

Junien Labrousse	Option	04/02/07	03/28/07	—	—	—	140,000	27.95	1,330,000
	Option	10/02/07	09/26/07	—	—	—	50,000	30.09	451,500
	1H Bonus	N/A	N/A	171,353	221,100	663,300
	2H Bonus	N/A	N/A	176,880	221,100	663,300

L. Joseph Sullivan	Option	10/02/07	09/26/07	—	—	—	50,000	30.09	451,500
	1H Bonus	N/A	N/A	61,875	82,500	247,500
	2H Bonus	N/A	N/A	66,000	82,500	247,500
____________________

(1)

The amounts in these columns reflect possible payouts with respect to each applicable performance period in fiscal year 2008 under the Bonus Plans. The actual total payout is reflected in the Non- Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal year 2008.

(2)

Represents stock options with an exercise price equal to the fair market value of Logitech shares on the grant date. These options vest and become exercisable at a rate of 25% per year over four years, on each yearly anniversary of the grant date.

(3)	Amounts in this column represent the market value of stock options calculated in accordance with FAS 123R, by multiplying the Black-Scholes value by the number of options awarded.

(4)	This award was made to Mr. De Luca in his capacity as Logitech President and Chief Executive Officer prior to his becoming Chairman of the Board.

(5)	This award was made to Mr. Quindlen in his capacity as Senior, Vice-President, Worldwide Sales and Marketing prior to his succeeding Mr. De Luca as Logitech President and Chief Executive Officer.

(6)	This award was made to Mr. Quindlen upon the announcement of his appointment as Logitech President and Chief Executive Officer effective January 1, 2008.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

     We have entered into employment agreements with each of Guerrino De Luca, our Chairman, and Gerald P. Quindlen, our Chief Executive Officer. Except for the Change of Control Agreements described below in” Potential Payments Upon Termination or Change in Control”, we have not entered into employment agreements with any of the other executive officers.

Employment Agreement with Guerrino De Luca

     Under Mr. De Luca’s employment agreement, effective January 28, 2008, Mr. De Luca received a bi-weekly salary of $21,153.85 (which represents an annual base salary of $550,000), for the period of February 1, 2008 to March 31, 2008, and he continued to be eligible for a bonus under the Fiscal Year 2008 Chairman / CEO Bonus Plan at a target bonus of 100% of his actual base salary over the full fiscal year. After March 31, 2008, the amount of his salary and target bonus is at the sole discretion of the Board of Directors, but his salary and target bonus have not subsequently been increased or decreased by the Board of Directors. Mr. De Luca is entitled to the same health and welfare benefits as are available to other employees of Logitech Inc. No severance payments are payable to Mr. De Luca in the event of his involuntary termination with or without cause under his employment agreement. For amounts payable to Mr. De Luca in the event of a demotion or termination without cause following a change of control under the Change of Control Agreement in place with Mr. De Luca, please refer to “Potential Payments Upon Termination or Change in Control”.

Employment Agreement with Gerald P. Quindlen

     Under Mr. Quindlen’s employment agreement effective January 28, 2008, Mr. Quindlen received a bi-weekly salary of $28,846.15 (which represents an annual base salary of $750,000), for the period of January 1, 2008 to March 31, 2008, and he continued to be eligible for a bonus under the Fiscal Year 2008 Director / VP Bonus Plan, with his target bonus increased to 100% of his base salary. After March 31, 2008, the amount of his salary and target bonus is at the sole discretion of the Board of Directors. His base salary was increased effective April 1, 2008 to $787,500. He is entitled to the same health and welfare benefits as are available to other employees of Logitech Inc. Under his employment agreement, severance payments in the amount of one year of base salary plus target bonus, plus certain other amounts, are payable to Mr. Quindlen in the event of his involuntary termination without cause. For a further description of the severance terms and amounts under his employment agreement, and of amounts payable to Mr. Quindlen in the event of his demotion or termination without cause following a change of control under the Change of Control Agreement in place with Mr. Quindlen, please refer to “Potential Payments Upon Termination or Change in Control”.

Performance-Based Vesting Conditions

     Please refer to “Compensation Disclosure and Analysis—Elements of Compensation / Executive Compensation Practices—Short-term cash incentive awards” for a discussion of performance measures applicable to the Bonus Plans during fiscal year 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table sets forth certain information regarding outstanding equity awards for each of our executive officers as of March 31, 2008. This table includes unexercised and unvested stock options.

     Certain of the options as granted to Mr. De Luca have exercise prices denominated in Swiss Francs. The U.S. Dollar exercise prices shown in the table below for such options are based on the closing Swiss Franc to U.S. Dollar conversion rate as provided by Telekurs on the trading day immediately preceding the grant date. The U.S. Dollar exercise price for such options as of March 31, 2008, the last day of Logitech’s fiscal year 2008, are presented in the footnotes to the table based on The Federal Reserve Bank of New York’s Swiss Franc to U.S. Dollar Noon Buying Rate on March 31, 2008 of 0.9921 to 1.

Option Awards
Number of	Number of
Securities	Securities
Underlying	Underlying
Unexercised	Unexercised	Option
Grant Date	Options	Options	Option Exercise	Expiration Date
Name	(MM/DD/YY)	(#) Exercisable	(#) Unexercisable(1)	Price ($)/Share	(MM/DD/YY)
Guerrino De Luca(2)	10/18/00	767,048	—	$ 5.94	(3)	10/18/10
09/24/01	141,076	—	5.11	(4)	04/01/12
10/16/02	800,000	—	6.84	(5)	04/16/13
04/08/04	300,000	100,000	11.91	(6)	04/08/14
04/01/05	200,000	200,000	15.51	(7)	04/01/15
04/01/06	50,000	150,000	20.05	04/01/16
04/02/07	—	100,000	27.95	04/02/17

Gerald Quindlen	11/02/05	100,000	100,000	(8)	20.25	10/17/15
10/02/06	15,000	45,000	21.61	10/02/16
10/02/07	—	100,000	30.09	10/02/17
10/19/07	—	300,000	34.39	10/19/17

Mark J. Hawkins	04/24/06	—	150,000	(9)	21.43	04/03/16
10/02/06	—	15,000	21.61	10/02/16
10/02/07	—	60,000	30.09	10/02/17

David Henry	08/23/01	39,548	—	7.38	08/08/11
10/16/02	15,000	—	6.77	04/16/13
09/12/03	120,000	40,000	7.76	04/01/14
07/12/04	120,000	40,000	11.44	07/12/14
09/26/05	50,000	50,000	20.25	09/26/15
10/02/06	12,500	37,500	21.61	10/02/16
04/02/07	—	50,000	27.95	04/02/17
10/02/07	—	50,000	30.09	10/02/17

Junien Labrousse	09/12/03	75,000	25,000	7.76	04/01/14
07/12/04	120,000	40,000	11.44	07/12/14
09/26/05	50,000	50,000	20.25	09/26/15
10/02/06	12,500	37,500	21.61	10/02/16
04/02/07	—	140,000	27.95	04/02/17
10/02/07	—	50,000	30.09	10/02/17

L. Joseph Sullivan	11/02/05	12,500	25,000	(10)	20.25	10/24/15
03/23/06	12,500	25,000	19.96	03/23/16
10/02/06	—	22,500	21.61	10/02/16
10/02/07	—	50,000	30.09	10/02/17

____________________

(1)

Unless otherwise indicated, the remaining shares subject to these options vest and become exercisable at a rate of 25% per year over four years from the grant date, on each yearly anniversary of the grant date.

(2)

These awards were made to Mr. De Luca in his capacity as President and Chief Executive Officer of the Company prior to being succeeded by Gerald Quindlen as President and Chief Executive Officer and becoming Chairman of the Board on January 1, 2008.

(3)

The exercise price of the option as granted (as split-adjusted) is 10.50 Swiss Francs per share. Amount shown is based on the Swiss Franc to U.S. Dollar conversion rate on the trading day immediately preceding the grant date. The U.S. Dollar exercise price as of March 31, 2008 is $10.58 per share.

(4)

The exercise price of the option as granted (as split-adjusted) is 8.15 Swiss Francs per share. Amount shown is based on the Swiss Franc to U.S. Dollar conversion rate on the trading day immediately preceding the grant date. The U.S. Dollar exercise price as of March 31, 2008 is $8.21 per share.

(5)

The exercise price of the option as granted (as split-adjusted) is 10.25 Swiss Francs per share. Amount shown is based on the Swiss Franc to U.S. Dollar conversion rate on the trading day immediately preceding the grant date. The U.S. Dollar exercise price as of March 31, 2008 is $10.33 per share.

(6)

The exercise price of the option as granted (as split-adjusted) is 15.21 Swiss Francs per share. Amount shown is based on the Swiss Franc to U.S. Dollar conversion rate on the trading day immediately preceding the grant date. The U.S. Dollar exercise price as of March 31, 2008 is $15.33 per share.

(7)

The exercise price of the option as granted (as split-adjusted) is 18.55 Swiss Francs per share. Amount shown is based on the Swiss Franc to U.S. Dollar conversion rate on the trading day immediately preceding the grant date. The U.S. Dollar exercise price as of March 31, 2008 is $18.70 per share.

(8)

This is a new-hire award. The award was granted November 2, 2005, with the first 25% of the shares subject to the option vesting on October 17, 2006, the one-year anniversary of Mr. Quindlen’s starting date with Logitech, and the balance of the shares vesting in equal annual increments on the yearly anniversary of Mr. Quindlen’s start date. The final two installments vest and become exercisable on October 17, 2008 and October 17, 2009.

(9)

This is a new-hire award. The award was granted April 24, 2006, with the first 25% of the shares subject to the option vesting on April 3, 2007, the one-year anniversary of Mr. Hawkins’s starting date with Logitech, and the balance of the shares vesting in equal annual increments on the yearly anniversary of Mr. Hawkins’s start date. The second installment vested and became exercisable on April 3, 2008, and the final two installments vest and become exercisable on April 3, 2009 and April 3, 2010.

(10)

This is a new-hire award. The award was granted November 2, 2005, with the first 25% of the shares subject to the option vesting on October 24, 2006, the one-year anniversary of Mr. Sullivan’s starting date with Logitech, and the balance of the shares vesting in equal annual increments on the yearly anniversary of Mr. Sullivan’s start date. The final two installments vest and become exercisable on October 24, 2008 and October 24, 2009.

OUTSTANDING EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2008

     The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during fiscal year 2008 by each of our executive officers.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)
Guerrino De Luca	405,452	$8,890,791
Gerald Quindlen	—	—
Mark J. Hawkins	55,000	358,330
David Henry	95,000	2,259,995
Junien Labrousse	100,000	2,803,890
L. Joseph Sullivan	32,500	269,232
____________________

(1)

The value realized equals the difference between the option exercise price and the fair market value of Logitech shares on the date of exercise, multiplied by the number of shares for which the option was exercised.

Pension Benefits for Fiscal Year 2008

     None of our executive officers are beneficiaries under any retirement plan benefits maintained by Logitech. For additional information regarding other benefits provided upon retirement of Logitech executive officers, please refer to “Potential Payments Upon Termination or Change in Control.”

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2008

     The following table sets forth information regarding the participation by our executive officers in the Logitech Inc. Management Deferred Compensation Plan during fiscal year 2008 and at fiscal year-end.

	Executive	Logitech	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	in Last Fiscal	Last Fiscal	Distributions	Fiscal Year End
Name	($)(1)	Year ($)	Year($)(2)	($)	($)
Guerrino De Luca	—	—	—	—	—
Gerald Quindlen	—	—	—	—	—
Mark J. Hawkins	$25,000 (3)	—	$(1,056)	—	$44,787
David Henry	—	—	—	—	—
Junien Labrousse	170,752 (4)	—	(45,270)	—	952,001
L. Joseph Sullivan	46,963 (5)	—	(2,746)	—	50,862
____________________

(1)	All contribution were made under the Logitech Inc. Management Deferred Compensation Plan.

(2)	Because the earnings are negative Logitech has elected not to include these amounts in the Summary Compensation Table.

(3)	Consists of $25,000 of the bonus payment reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

(4)

Consists of $125,032 of the bonus payment reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation”, and $45,720 contributed during fiscal year 2008 but earned during fiscal year 2007 and so not included in the Summary Compensation Table.

(5)	Consists of $36,807 of the salary and $10,156 of the bonus payment reported in the Summary Compensation Table under the columns titled “Salary” and “Non-Equity Incentive Plan Compensation.”

NARRATIVE DISCLOSURE TO NON-QUALIFIED DEFERRED COMPENSATION TABLE

     The Deferred Compensation Plan allows the participating executive officers and other eligible employees to defer up to 80% of their annual base salary and up to 90% of annual cash bonuses or commissions.

     Upon enrollment, participants select from a number of investment benchmarks selected by Logitech Inc.’s 401(k) Investment Plan Committee for this purpose, and the participant’s account is credited with an amount equal to the investment performance of the benchmark. Investment benchmarks may be changed by a participant no more than once each month.

     Participants can elect upon enrollment to receive up to one pre-retirement distribution per year beginning in the third year of plan participation. Although pre-retirement distributions can subsequently be postponed one time (subject to conditions) or canceled, participants cannot elect any additional pre-retirement distributions after initial enrollment, except in limited circumstances.

     Distributions are generally payable to participants upon termination of employment in a lump sum or, in the case of retirement, disability or death, in a series of annual payments of up to 15 years, as elected by the participants, subject to any requirements of Section 409A of the U.S. Tax Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Set forth below is a description of the plans and agreements that could result in potential payments to Logitech executive officers in the case of their termination of employment or a change in control of Logitech.

Change of Control Severance Agreements

     In 2002, our Board of Directors approved a form of Change of Control Severance Agreement (the “Change of Control Agreement”). Each of our executive officers has executed a Change of Control Agreement with Logitech. The Change of Control Agreements with Mr. Quindlen and Mr. De Luca are slightly different than those of the other executive officers. There are no agreements providing for payment of any consideration to any non-executive member of the Board of Directors upon termination of his or her services with the Company.

     The purpose of the Change of Control Agreements is to support retention in the event of a prospective change of control.

     Under the Change of Control Agreement, each executive officer is eligible to receive the following benefits, should the executive officer be terminated without cause or demoted within 12 months after a “change of control”:

  The continuation of the executive’s “current compensation” for 12 months;

  Continuation of health insurance benefits for up to 12 months;

  Acceleration of vesting for all stock options held by the executive; and

  Executive – level outplacement services of a value of up to $5,000.

     The term “current compensation” includes:

  The greater of (i) the executive’s annual base salary in effect immediately prior to the executive’s termination and (ii) the executive’s annual base salary in effect on the date of the Change of Control Agreement; plus

  The amount of the executive’s annual and quarterly bonuses for the fiscal year preceding the fiscal year in which severance benefits become payable to the executive.

     The Change of Control Agreement defines the term “change of control” to mean:

  A merger or consolidation of Logitech with another corporation resulting in a greater than 50% change in the total voting power of Logitech or the surviving company immediately following the transaction;

  The complete liquidation of Logitech;

  The sale or other disposition of all or substantially all Logitech’s assets; or

  The acquisition by any person of securities of Logitech representing 50% or more of the total voting power of Logitech’s outstanding shares.

De Luca Change of Control Agreement

     The Change of Control Agreement with Guerrino De Luca, our Chairman, entered into in January 2008, after he became Chairman of the Board of the Company, is the same as for the other executive officers, except that only those stock options granted by the Company to him before January 28, 2008, while he was serving as CEO, are subject to acceleration under the Agreement. Options granted to him after January 28, 2008 are not subject to acceleration. This term of Mr. De Luca’s Change of Control Agreement is different than the similar agreements for other executives because the Compensation Committee considered that the retention value of his Change of Control Agreement, which in the case of Mr. De Luca lies primarily in the accelerated vesting of otherwise unvested options, should decline over time as Mr. De Luca was further in time away from serving as Chief Executive Officer. No severance payments are payable to Mr. De Luca in the event of his involuntary termination with or without cause other than after a change of control.

Quindlen Change of Control and Employment Agreements

     The Change of Control Agreement with Gerald Quindlen, our Chief Executive Officer, entered into in January 2008, is the same as for the other executive officers, except that the Change of Control Agreement with Mr. Quindlen provides a tax gross-up to reimburse him for any additional taxes incurred under Section 280G of the U.S. Tax Code in connection with a change of control. This additional benefit was provided to Mr. Quindlen to be competitive with the Compensation Committee’s assessment of competitive terms for other peer CEOs.

     In addition, under Mr. Quindlen’s employment agreement, in the event he is terminated without “cause” other than after a change of control he is entitled to:

  an amount equal to his current annual base salary; plus

  his current annual targeted bonus amount.

     “Cause” in Mr. Quindlen’s employment agreement is defined as (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action which has a material detrimental effect on the Company’s reputation or business; (iv) failure or inability to perform any assigned duties after written notice from the Company, and a reasonable opportunity to cure, such failure or inability; (v) the conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs the ability to perform duties or (vi) the failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested cooperation.

     If any amounts become payable to Mr. Quindlen under his Change of Control Agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Quindlen under his employment agreement will be reduced to the extent necessary so as to prevent the duplication of severance payments to him.

Tables of Potential Payments Upon Termination or Change in Control

     For each Logitech executive officer, the table below estimates the amount of compensation that would be paid in the event of an involuntary termination without cause after a change in control, subject to the terms of the standard Change of Control Agreement. No compensation amounts are payable to any executive officer in the event of a mutual agreement to terminate employment, whether upon retirement or otherwise. In addition, no compensation amounts are payable to any executive officer, other than under the employment agreement with Mr. Quindlen, in the event of an involuntary termination other than after a change in control.

     For Mr. Quindlen, the additional table below estimates the amount of compensation that would be paid in the event of an involuntary termination without cause, subject to the terms of his employment agreement.

     The amounts shown assume that each of the terminations was effective as of March 31, 2008. The price used for determining the value of accelerated equity was the closing price of Logitech’s shares on Nasdaq on March 31, 2008, the last business day of the fiscal year, of $25.44. For those unvested options held by Mr. De Luca that have exercise prices denominated in Swiss Francs, the U.S. Dollar equivalent of such exercise prices as of March 31, 2008 were calculated based on The Federal Reserve Bank of New York’s Swiss Franc to U.S. Dollar Noon Buying Rate on March 31, 2008 of 0.9921 to 1.

Involuntary Termination After Change in Control

				Value of
			Other	Accelerated	280G cut-back
Name	Base Salary(1)	Bonus(2)	Benefits(3)	Equity Awards(4)	/ gross-up(5)	Total
Guerrino De Luca	$550,000	$754,074	$28,587	$3,167,846	—	$4,500,507
Gerald Quindlen	750,000	518,215	28,587	691,350	—	1,988,152
Mark J. Hawkins	430,000	311,552	28,587	659,700	—	1,429,839
David Henry	440,000	294,275	28,587	1,670,225	—	2,433,087
Junien Labrousse	660,000	469,534	28,587	1,405,025	—	2,563,146
L. Joseph Sullivan	330,000	183,922	28,587	353,050	—	895,559
____________________

(1)	Represents fiscal year 2008 annual base salary in effect March 31, 2008.

(2)	Represents actual bonus earned or paid in fiscal year 2008.

(3)	Represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination and $5,000 in outplacement services.

(4)	Represents the aggregate intrinsic value (market value less exercise price) of unvested options held by the executive officer as of March 31, 2008.

(5)	Under the Change of Control agreements for all executive officers other than Gerald Quindlen there is a “280G cut-back” so that, in effect, the maximum value of the cash payments plus accelerated options to which an executive is entitled under the agreement is just under 3 times the average annual taxable compensation paid by Logitech to the executive in the prior five taxable years, calculated in accordance with the U.S. Tax Code. Mr. Quindlen’s Change of Control agreement contains a “280G tax gross-up”, so that if Mr. Quindlen is subject to the 280G excise tax in the event of a change of control, Logitech will pay Mr. Quindlen an extra amount to fully compensate him for the extra taxes incurred by him as a result of the excise tax. Because the total value of the cash payments plus accelerated options payable to any executive officer in the event of a change of control as of June 30, 2008 would not trigger 280G excise taxes assessable on any Logitech executive officer, neither the 280G cut-back nor the 280G gross-up terms in the Change of Control agreements are applicable based on the assumptions in the table.

Involuntary Termination

Name(1)	Base Salary	Bonus	Other Benefits(4)	Total
Gerald Quindlen	750,000(2)	750,000(3)	23,587	1,523,587
____________________

(1)	Mr. Quindlen is the only executive officer entitled to any compensation amount for an involuntary termination other than after a change in control.

(2)	Represents fiscal year 2008 annual base salary in effect March 31, 2008.

(3)	Represents current annual target bonus amount.

(4)	Represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination.

COMPENSATION OF DIRECTORS

     The compensation of the members of the Board of Directors that are not Logitech employees is established by the Board Compensation Committee, which consists of Daniel Borel, one of our co-founders, and Guerrino De Luca, our Chairman. The Board Compensation Committee reviews aggregate data on non-executive director compensation of comparable companies in setting compensation for Logitech’s non-executive directors.

     Under the Company’s current policy, non-executive directors are paid an annual retainer of $30,000, or CHF 40,000 and receive $2,000, or CHF 2,500, for each board or committee meeting attended and also for each day of travel to attend board or committee meetings. The Lead Independent Director receives a further retainer of $12,000 per year. The Chair of the Audit Committee receives an additional retainer of $12,000 or CHF 15,000. All directors are also reimbursed for business-class travel and expenses in connection with attendance at Board and Committee meetings. Board members have the option of receiving their Board fees in shares. Fees are paid in arrears for annual service. Annual service is generally measured between the dates of the Company’s Annual General Meetings, except that the most recent annual service was measured from Logitech’s 2007 Annual General Meeting to June 20, 2008, the one-year anniversary of Logitech’s 2007 Annual General Meeting. Service from June 20, 2008 to the date of the Company’s 2008 Annual General Meeting on September 10, 2008 will be paid based on a pro-rated portion of the 2007/2008 annual fees.

     Each non-executive Director also receives options to purchase 30,000 Logitech shares upon his or her election to the Board for a three-year term and options to purchase 15,000 shares upon his or her re-election to the Board. These options are granted at the fair market value at the date of grant and become exercisable over three years in equal annual installments.

     Directors who are Logitech employees do not receive any compensation for their service on the Board of Directors.

DIRECTOR SUMMARY COMPENSATION TABLE

     The following table summarizes the total compensation earned or paid by Logitech during fiscal year 2008 to members of the Board of Directors who were not executive officers as of March 31, 2008. The compensation paid to Guerrino De Luca, the only member of the Board of Directors that is a Logitech executive officer as of such date, is presented in the Summary Compensation Table.

	Fees Earned or
	Paid In Cash	Option Awards
Name	($)(1)	($)(2)	Total ($)
Gary Bengier	$ 77,250	$27,902	$105,152
Daniel Borel(3)	126,910	—	126,910
Matthew Bousquette	62,750	55,803	118,553
Erh-Hsun Chang	58,750	269,555 (4)	328,305
Kee-Lock Chua	68,750	37,375	106,125
Sally Davis	76,802	73,565	150,367
Robert Malcolm	54,750	72,474	127,224
Monika Ribar	88,700	48,891	137,591
____________________

(1)	Differences in the cash compensation among non-executive Board members are due to the number of Board or Board Committee meetings attended during the fiscal year, and, in the case of Ms. Ribar and Mr. Bengier, additional fees for serving as Audit Committee Chair and Lead Independent Director, respectively.

(2)	Amounts shown reflect the compensation expense recognized by Logitech in fiscal year 2008, in compliance with FAS 123R, for stock options granted in fiscal year 2005 through fiscal year 2008. These amounts reflect Logitech’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. The key assumptions for the valuation of the options are presented in Note 12 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2008 filed with the SEC on May 30, 2008.

(3)	Mr. Borel was an executive officer of the Company until January 1, 2008, when he retired as Chairman. The amounts shown for Mr. Borel include his salary as a Logitech employee for the period April 1, 2007 through December 31, 2007, plus non-executive director fees earned from January 1, 2008 to March 31, 2008. Although he participated in the Fiscal Year 2008 Chair / CEO Bonus Plan, he did not earn any compensation under the Plan because he retired as Chairman prior to the completion of the peformance period.

(4)	Reflects compensation expense recognized by Logitech in fiscal year 2008 for stock options granted to Mr. Chang in fiscal year 2007, as a Board member, and in fiscal years 2005 and 2006, while a Logitech executive officer. Mr. Chang served as a Logitech executive officer until April 2006.

     The following table presents additional information with respect to the option awards held as of March 31, 2008 by members of the Board of Directors who were not executive officers as of fiscal year-end. Information regarding the option awards held as of March 31, 2008 by Guerrino De Luca, the only member of the Board of Directors that is a Logitech executive officer as of such date, is presented in the Outstanding Equity Awards at Fiscal Year-End table.

     Certain of the options as granted have exercise prices denominated in Swiss Francs. The U.S. dollar exercise price ranges shown in the table below for such options are based on the closing Swiss Franc to U.S. Dollar conversion rate as provided by Telekurs on the trading day immediately preceding the grant date.

The U.S. Dollar exercise price, or range of exercise prices, as of March 31, 2008, the last day of Logitech’s fiscal year 2008, are presented in the footnotes to the table based on The Federal Reserve Bank of New York’s Swiss Franc to U.S. Dollar Noon Buying Rate on March 31, 2008 of 0.9921 to 1.

						Grant Date Fair
	Option Awards				Option Awards	Value of Option
	Outstanding at				Granted	Awards Granted
	Fiscal Year	Exercise Price		Fiscal Years of	During Fiscal	in Fiscal Year 2008
Name	End (#)(1)	($) / Share		Expiration	Year 2008 (#)	($)(2)
Gary Bengier	60,000	$11.35-$15.41		2013-2016	—	$—
Daniel Borel	—	—		—	—	—
Matthew Bousquette	60,000	$15.41		2016	—	—
Erh-Hsun Chang	505,000 (3)	$5.22-$20.25		2012-2017	—	—
Kee-Lock Chua	135,000	$9.73-$19.43	(4)	2011-2017	—	—
Sally Davis	30,000	$27.78	(5)	2018	30,000 (7)	283,200
Robert Malcolm	30,000	$27.35		2018	30,000 (7)	279,000
Monika Ribar	95,000	$11.79-$27.78	(6)	2015-2018	15,000 (7)	141,600
____________________

(1)	Includes both vested and unvested options to purchase Logitech shares.

(2)	Amounts in this column represent the fair value of stock options, calculated in accordance with FAS 123R, by multiplying the Black-Scholes value by the number of options awarded.

(3)	Includes an option for 30,000 shares granted to Mr. Chang in June 2006 as a member of the Board of Directors. The balance were granted to Mr. Chang while he was a Logitech executive officer, prior to joining the Board. Mr. Chang served as a Logitech executive officer until April 2006.

(4)	Two of the three option grants to Mr. Chua have exercise prices of 13.00 and 14.29 Swiss Francs, respectively, and the other has a U.S. Dollar exercise price of $19.43. For those grants denominated in Swiss Francs, the U.S. Dollar exercise prices in the range are based on the Swiss Franc to U.S. Dollar conversion rate on the trading day immediately preceding the respective grant dates. The range of the U.S. Dollar exercise prices as of March 31, 2008 is $13.10 - $19.43.

(5)	The exercise price of the option as granted to Ms. Davis is 34.45 Swiss Francs. The U.S. Dollar amount shown is based on the Swiss Franc to U.S. Dollar conversion rate on the trading day immediately preceding the grant date. The U.S. Dollar exercise price as of March 31, 2008 is $34.72.

(6)	The two option grants to Ms. Ribar have exercise prices of 14.68 and 34.45 Swiss Francs, respectively. The U.S. Dollar exercise prices in the range are based on the Swiss Franc to U.S. Dollar conversion rate on the trading day immediately preceding the respective grant dates. The range of the U.S. Dollar exercise prices as of March 31, 2008 is $14.80 - $19.43.

(7)	Options granted to Ms. Davis and Mr. Malcolm upon their election to the Board, and to Ms. Ribar upon her re-election to the Board, on June 20, 2007. The shares subject to the options vest in equal annual installments over three years. The differences between the exercise prices, and the fair value, of the options granted to Ms. Davis and Ms. Ribar against those granted to Mr. Malcolm, are due to the difference in the respective closing prices of Logitech shares on the SWX Swiss Exchange and the Nasdaq Global Select Market on June 20, 2007. This is because it is Logitech's standard practice to set the exercise price of options priced in Swiss Francs (as are those granted to Ms. Davis and Ms. Ribar) at the SWX Swiss Exchange closing price for Logitech shares on the grant date, and to set the exercise price of options priced in U.S. dollars (as are those granted to Mr. Malcolm) at the closing price of Logitech shares on Nasdaq on the grant date.

EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes the shares that may be issued upon the exercise of options and rights under our employee equity compensation plans as of March 31, 2008. These plans include the 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.) and 2006 Stock Incentive Plan. The table also includes shares that may be issued upon the exercise of outstanding options under the 1996 Stock Plan (which plan terminated in 2006). The table does not include the additional shares that may be issuable pursuant to the proposed amendment to add an additional 4,000,000 shares to the Employee Share Purchase Plans that is the subject of Proposal No. 4 of this Invitation and Proxy Statement of which this Compensation Report is a part.

(c)
	(a)	(b)	Number of Securities
	Number of Securities	Weighted	Remaining Available for
	to be Issued Upon	Average Exercise	Future Issuance Under
	Exercise Outstanding	Price of Outstanding	Equity Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights(1)	Reflected in Column(a))
Equity Compensation Plans
Approved by Security Holders	17,952,376	$17	9,412,881
Equity Compensation Plans Not
Approved by Security Holders	—	—	—
Total	17,952,376	$17	9,412,881
____________________

(1)	The weighted average exercise price is calculated based solely on the outstanding options.

2006 Stock Incentive Plan

     The Logitech International S.A. 2006 Stock Incentive Plan provides for the grant to eligible employees and non-employee members of the Board of Directors, of stock options, stock appreciation rights, restricted stock and restricted stock units, which are bookkeeping entries reflecting the equivalent of shares. As of March 31, 2008, Logitech has granted only stock options under the 2006 Plan and has made no grants of restricted shares, stock appreciation rights or stock units. Stock options granted under the 2006 Plan generally will have terms not exceeding ten years and will be issued at exercise prices not less than the fair market value on the date of grant. Awards under the 2006 Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria. The 2006 Plan expires on June 16, 2016. An aggregate of 14,000,000 shares is reserved for issuance under the 2006 Plan. As of March 31, 2008, a total of 8,472,075 shares were available for issuance under this plan.

1996 Stock Plan

     Under the 1996 Stock Plan, Logitech granted options for shares. Options issued under the 1996 Plan generally vest over four years and remain outstanding for periods not to exceed ten years. Options were granted at exercise prices of at least 100% of the fair market value of the shares on the date of grant. Logitech made no grants of restricted shares, stock appreciation rights or stock units under the 1996 Plan. No further awards will be granted under the 1996 Plan.

     Each option issued under the 2006 Stock Incentive Plan and the 1996 Stock Plan entitles the holder to purchase one share of Logitech International S.A. at the exercise price.

Employee Share Purchase Plans

     Logitech maintains two employee share purchase plans, one for employees in the United States and one for employees outside the United States. The plan for employees outside the United States is named the 2006 Employee Share Purchase Plan (Non-U.S.) (“2006 ESPP”) and was approved by the Board of Directors in June 2006. The plan for employees in the United States is named the 1996 Employee Share Purchase Plan (U.S.) (“1996 ESPP”). The 1996 ESPP was the worldwide plan until the adoption of the 2006 ESPP in June 2006. Under both plans, eligible employees may purchase shares with up to 10% of their earnings at the lower of 85% of the fair market value at the beginning or the end of each six-month offering period. Purchases under the plans are limited to a fair value of $25,000 in any one year, calculated in accordance with U.S. tax laws. There are two offering periods, each consisting of a six-month period during which payroll deductions of employee participants are accumulated under the share purchase plan. Subject to continued participation in these plans, purchase agreements are automatically executed at the end of each offering period. A total of 12,000,000 shares have been reserved for issuance under both the 1996 and 2006 ESPP plans. As of March 31, 2008, a total of 940,806 shares were available for issuance under these plans.

****************

This Response Coupon is solicited on behalf of the Board of Directors of Logitech International S.A.	Response Coupon 20th Annual General Meeting of LOGITECH INTERNATIONAL S.A. Wednesday, September 10, 2008 – 10.30 am (registration starts at 9.30 am) Palais de Beaulieu - Lausanne, Switzerland
«Domiziladresse»
«AktNr» «Barcode» Number of shares held: <<Anzahl Aktien>> ☒ To indicate your choice

☐	Option 1: I/we will personally attend the Annual General Meeting and ask you to send me/us an admission card in my/our name (s).
☐	Option 2: I/we hereby authorize the person named below to act as my/our proxy to represent me/us at the Annual General Meeting and ask you to send an admission card directly to such person

Name and address of proxy:

☐	Option 3: To represent me/us with substitution right, I/we hereby authorize and appoint as my/our proxy:
☐	Logitech International S.A.

If you appoint either Logitech International S.A. or the Independent Representative to represent you at the Annual General Meeting, please provide your voting instructions by marking the applicable instruction boxes below. If you do not provide specific voting instructions, your voting rights will be exercised in favor of the proposals of the Board of Directors.

☐	The Independent Representative (Maître Béatrice Ehlers, Notary Public, Place St-François 11, P.O. Box 7299, CH-1002 Lausanne)

Proposals 1 to 9		FOR	AGAINST	ABST.			FOR	AGAINST	ABST.

1.	Approval of the annual report, the compensation report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2008	☐	☐	☐	7.	Release of the Board of Directors for liability for activities during fiscal year 2008	☐	☐	☐

2.	Appropriation of retained earnings without payment of a dividend for fiscal year 2008	☐	☐	☐	8.	Election of Directors

3.	Decrease of conditional capital for employee equity incentive plans	☐	☐	☐	8.1	Election of Gerald Quindlen	☐	☐	☐

4.	Increase of shares available for issuance under Employee Share Purchase Plans	☐	☐	☐	8.2	Election of Richard Laube	☐	☐	☐

5.	Authorization of conditional capital for future convertible bond issuance	☐	☐	☐	8.3	Re-election of Matthew Bousquette	☐	☐	☐

6.	Approval of Logitech Management Performance Bonus Plan	☐	☐	☐	9.	Re-election of PricewaterhouseCoopers SA as auditors	☐	☐	☐

If voting takes place on proposals that have not been submitted before the Annual General Meeting, I/we hereby authorize Logitech International S.A. or the Independent Representative, as applicable, to vote in favor of the proposal of the Board of Directors.

							☐	☐	☐

Date:	Signature:

Please complete and return this form by September 2nd, 2008 in the appropriate enclosed postage paid return envelope to:
-	Logitech International S.A., Shareholders’ Department, Rue du Sablon 2-4, CH-1110, Morges, or
-	Maître Béatrice Ehlers, Notary Public, Place St-François 11, P.O. Box 7299, CH-1002 Lausanne